Exhibit 10.7

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

April 4, 2022

among

COLFAX CORPORATION (to be renamed ENOVIS CORPORATION)

The Other Loan Parties Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

BANK OF AMERICA, N.A.

as Syndication Agent

CITIZENS BANK, N.A., BNP PARIBAS, BANK OF MONTREAL, WELLS FARGO BANK, NATIONAL ASSOCIATION, CITIBANK N.A., KEYBANK NATIONAL ASSOCIATION, MORGAN STANLEY SENIOR FUNDING, INC., MUFG BANK, LTD., PNC BANK, NATIONAL ASSOCIATION, HSBC BANK USA, NATIONAL ASSOCIATION and UBS SECURITIES LLC

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A., GOLDMAN SACHS LENDING PARTNERS LLC, BOFA SECURITIES, INC., CITIZENS BANK, N.A., BNP PARIBAS SECURITIES CORP., BMO CAPITAL MARKETS CORP. and WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners and Joint Lead Arrangers

(continued)

(continued)

(continued)

Page

SCHEDULES:

Schedule 2.01 – Commitments

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – List of Closing Documents
Exhibit C – Form of Solvency Certificate
Exhibit D-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit D-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit D-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit D-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit E-1 – Form of Borrowing Request
Exhibit E-2 – Form of Interest Election Request
Exhibit F – Form of Guaranty Supplement Exhibit G – Form of Compliance Certificate
Exhibit H – Form of Designated Subsidiary Borrower Request and Assumption Agreement Exhibit I – Form of Designated Subsidiary Borrower Notice

CREDIT AGREEMENT (this “Agreement”) dated as of April 4, 2022 among COLFAX CORPORATION (to be renamed ENOVIS CORPORATION) (the “Lead Borrower”), certain Subsidiaries of the Lead Borrower party hereto pursuant to Section 2.24 (each, a “Designated Subsidiary Borrower” and, together with the Lead Borrower, the “Borrowers” and each a “Borrower”), the other LOAN PARTIES from time to time party hereto, the LENDERS from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Lead Borrower and its Subsidiaries intend to complete a series of internal reorganization transactions, pursuant to which ESAB Corporation (“ESAB”) will hold, directly or through its Subsidiaries, the Lead Borrower’s fabrication technology business;

WHEREAS, ESAB will obtain certain credit facilities and use the proceeds from the initial borrowings thereunder to fund a special payment to the Lead Borrower (the “Special Payment”), to pay fees and expenses related to the Transactions and for general corporate purposes of ESAB and its Subsidiaries;

WHEREAS, substantially simultaneously with initial borrowings hereunder and the payment of the Special Payment, the Lead Borrower will make a distribution to its stockholders of shares of common stock of ESAB (the “Spin-Off”), and ESAB’s common stock will be traded on the New York Stock Exchange;

WHEREAS, the Lead Borrower has requested that the Lenders provide the Term Loan and the Revolving Commitments and will use a portion of the proceeds from the initial borrowings hereunder to refinance all indebtedness outstanding under the Existing Credit Agreement (as defined below);

WHEREAS, the Lenders have indicated their willingness to lend on the terms and subject to the conditions and for the purposes set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Additional Commitment Lender” has the meaning assigned to it in Section 2.23(d).

“Additional Guarantor” has the meaning assigned to it in Section 10.05(b).

“Additional Lender” has the meaning assigned to such term in Section 2.20(c).

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Sterling, plus (b) 0.0326% and (ii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all of the Revolving Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.

“Agreed Currencies” means (a) Dollars, (b) euro, (c) Pounds Sterling and (d) any other currency (i) that is a lawful currency (other than Dollars) readily available and freely transferable and convertible into Dollars and (ii) that is agreed to by the Administrative Agent and each of the Revolving Lenders.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (a) the present value of the future cash flows (determined in accordance with the Master Agreement (Multicurrency Cross Border) published by the International Swap and Derivatives Association, Inc. with respect to such Hedge Agreement) to be paid by such Loan Party or Subsidiary exceeds (b) the present value of the future cash flows (as so determined) to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(c)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning set forth in Section 9.06.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Lead Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including but not limited to, the UK Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977.

“Applicable Maturity Date” has the meaning assigned to it in Section 2.23(a).

“Applicable Party” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans or Swingline Loans, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments) and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders; provided that in the case of each of the foregoing clauses (a) and (b), in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment and/or outstanding Term Loans shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any Term Benchmark Loan, RFR Loan, ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Term Benchmark Spread”, “RFR Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be:

Pricing Level	Total Leverage Ratio:	Term Benchmark and RFR Spread	ABR Spread	Commitment Fee Rate
1	< 1.50 to 1.00	1.125%	0.125%	0.200%
2	> 1.50 to 1.00 but < 2.50 to 1.00	1.250%	0.250%	0.225%
3	> 2.50 to 1.00 but < 3.50 to 1.00	1.500%	0.500%	0.250%
4	> 3.50 to 1.00	1.750%	0.750%	0.300%

For purposes of this definition, until the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 5.12(c) for the Lead Borrower’s second full Fiscal Quarter ending after the Effective Date, the Applicable Rate will be based on Pricing Level 3 in respect of the table above. Thereafter, the Applicable Rate will be based on the Pricing Level, as determined by reference to the Total Leverage Ratio (as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.12(b) or 5.12(c)).

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.12(b) or 5.12(c), as applicable; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 5.12, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

“Applicable Time” means, with respect to any Borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.24(a).

“Appropriate Lender” means, at any time, (a) with respect to any of the Revolving Loans and/or Revolving Commitments or Term Loans, a Lender that has a Revolving Commitment and/or holds a Revolving Loan or a Term Loan, respectively, at such time, and (b) with respect to the Swingline Sublimit, (i) the Swingline Lender and (ii) if any Swingline Loans are outstanding pursuant to Section 2.05(a), the Revolving Lenders.

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Goldman Sachs Lending Partners LLC, Citizens Bank, N.A., BNP Paribas Securities Corp., BMO Capital Markets Corp. and Wells Fargo Securities, LLC in its capacity as a joint lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Revolving Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the UK Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Guarantee” means a guarantee issued by a bank or other financial institution, for the account of the Lead Borrower or any of its Subsidiaries, to support obligations of such Person incurred in the ordinary course of such Person’s business.

“Banking Services” means each and any of the following bank services provided to the Lead Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts, interstate depository network services and cash pooling services).

“Banking Services Agreement” means any agreement entered into by the Lead Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Lead Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, examiner, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (a) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (b) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Lead Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Lead Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (a) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (b) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Regulation” has the meaning assigned to such term in Section 3.15.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bookrunner” means each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Goldman Sachs Lending Partners LLC, Citizens Bank, N.A., BNP Paribas Securities Corp., BMO Capital Markets Corp. and Wells Fargo Securities, LLC in its capacity as joint bookrunner for the credit facilities evidenced by this Agreement.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant UK Borrower in respect of a UK Treaty Lender within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence of such UK Treaty Lender stated on its signature page to this Agreement (or any amendment hereto) or, in the case of a UK Treaty Lender that is not a party to this Agreement on the date on which this Agreement (or any amendment hereto) is entered into, provided by that UK Treaty Lender to such UK Borrower and the Administrative Agent in the Assignment or Assumption at the time it became a Lender.

“Borrower Materials” means, collectively, all materials and/or information provided by or on behalf of the Lead Borrower hereunder.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, (b) a Term Loan of the same Type and Class, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by the Lead Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form attached hereto as Exhibit E-1 or any other form approved by the Administrative Agent.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that (i) in relation to Loans denominated in Pounds Sterling, any Business Day on which banks are also open for business in London, (ii) in relation to Loans denominated in euro and in relation to the calculation or computation of the EURIBOR Rate, any Business Day which is also a TARGET Day and (iii) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any Business Day day that is also a RFR Business Day.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases or finance leases.

“Cash Equivalents” means any of the following, to the extent owned by the Lead Borrower or any of its Subsidiaries and having a maturity of not greater than 180 days from the date of acquisition thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the federal government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 and time deposits (or any equivalent thereof) with a Lender or other financial institution in the United Kingdom and South Africa or other jurisdiction as approved by the Administrative Agent in its reasonable discretion, (c) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of the United States or any State thereof and rated at least “Prime 1”

(or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P, (d) Investments, classified in accordance with GAAP as Current Assets of the Lead Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition, or (e) in the case of any Foreign Subsidiary only, (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) provided such sovereign nation or agency thereof has a rating by Moody’s and S&P equal to, or better than, the federal government of the United States or (ii) money market securities investment funds administered by reputable financial institutions in India, the portfolios of which are limited primarily to the equivalents in India of the investments of the character described in clauses (a), (b), (c), (d) and (e)(i) of this definition.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (c) any other Foreign Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) the Floor; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means for any Loan denominated in:

(a) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR Rate for Pounds Sterling Borrowings for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR Rate applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period,

(b) euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of euro in effect on the last Business Day in such period, and

(c) any other Foreign Currency determined after the Effective Date, an adjustment as determined by the Administrative Agent in its reasonable discretion.

For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Centre of Main Interests” means the “centre of main interests” as such term is used in Article 3(1) of The Council of the European Union Regulation 2015/848 on insolvency proceedings.

“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holding Company” means any Person that owns no material assets other than the stock of one or more CFCs; provided, for the avoidance of doubt, that an entity shall not cease to be a CFC Holding Company by virtue of temporarily holding cash as long as it promptly distributes such cash to its owners or contributes such cash to one or more of the CFCs that it owns.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons (other than the Equity Investors) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Lead Borrower (or other securities convertible into such Voting Interests) representing 40% or more of the combined voting power of all Voting Interests of the Lead Borrower, (b) during any period of up to twelve consecutive months, the majority of seats (other than vacant seats) on the board of directors of the Lead Borrower cease to be occupied by persons who either (i) were members of the board of directors of the Lead Borrower at the beginning of the twelve consecutive month period or (ii) were nominated for election by the board of directors of the Lead Borrower, a majority of whom are directors at the beginning of such period or whose election or nomination for election was previously approved by a majority of such directors or (c) a “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term under and as defined in any agreement governing any Permitted Convertible Indebtedness.

“Charges” has the meaning assigned to such term in Section 9.16.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.

“Closing Date Financial Statements” has the meaning assigned to such term in Section 4.01(d).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agent” means each of Citizens Bank, N.A., BNP Paribas, Bank of Montreal, Wells Fargo Bank, National Association, Citibank N.A., KeyBank National Association, Morgan Stanley Senior Funding, Inc., MUFG Bank, Ltd., PNC Bank, National Association, HSBC Bank USA, National Association and UBS Securities LLC, in its capacity as co-documentation agent for the credit facilities evidenced by this Agreement.

“Commitment” means, (a) the Revolving Commitments and the Term Loan Commitments and (b) with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment. The amount of each Lender’s Revolving Commitment and Term Loan Commitments on the Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Revolving Commitment pursuant to the terms hereof, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender by means of electronic communications pursuant to Section 8.03(c), including through an Approved Electronic Platform.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Computation Date” has the meaning assigned to such term in Section 2.04.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Consolidated Intangible Assets” means, on any date, the consolidated intangible assets of the Lead Borrower and the Subsidiaries, as such amounts would appear on a consolidated balance sheet of the Lead Borrower prepared in accordance with GAAP. As used herein, “intangible assets” means the value (net of any applicable reserves) as shown on such balance sheet of (i) all patents, patent rights, trademarks, trademark registrations, servicemarks, trade names, business names, brand names, copyrights, designs (and all reissues, divisions, continuations and extensions thereof), or any right to any of the foregoing, (ii) goodwill, and (iii) all other intangible assets.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, or (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Lead Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, for any period, the net income (or net loss) of the Lead Borrower and its Subsidiaries (calculated on a Consolidated basis) for such period; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (a) the net income (or loss) of any Person in which a Person or Persons other than the Lead Borrower and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests (i) if such Person is a Subsidiary Consolidated with the Lead Borrower, to the extent of any such Equity Interests held by Persons other than the Lead Borrower and its Wholly-Owned Subsidiaries in such Person and (ii) if such Person is not a Subsidiary Consolidated with the Lead Borrower, other than to the extent of the amount of dividends or other distributions actually paid in cash by such Person, (b) except as expressly set forth in the definition of “EBITDA”, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Lead Borrower or all or substantially all of the property or assets of such Person are acquired by a Subsidiary of the Lead Borrower and (c) the net income of any Subsidiary of the Lead Borrower (other than the Lead Borrower) to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Consolidated Net Tangible Assets” means, on any date of determination, the excess of Consolidated Total Assets over Consolidated Intangible Assets.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Lead Borrower and its Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Lead Borrower as of such date.

“Consolidated Total Debt” means, as of any date of determination, all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet (for the avoidance of doubt, excluding any Debt incurred pursuant to trade payables not overdue by more than 90 days incurred in the ordinary course of business by using any purchase or credit card) as of such date minus an amount equal to the lesser of (x) the aggregate amount of unrestricted, unencumbered (other than as permitted under Section 6.01(e)) and freely transferrable cash and Cash Equivalent Investments of the Lead Borrower and its Subsidiaries as of such date and (y) $150,000,000.

“Contingent Obligation” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliates” means as, to any Person, (a) any other Person which directly or indirectly is in control of, is controlled by, or is under common control with, such Person and is organized by such Person (or any Person controlling such Person) primarily for making equity or debt investments in one or more companies, or (b) any fund or account managed by such Person, or by the same manager or advisor as such Person or an Affiliate of such Person or such manager or advisor. Solely for the purposes of this definition “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.19.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, the Swingline Lender or any other Lender.

“Cross-Default Reference Obligation” has the meaning assigned to such term in the definition of “Permitted Convertible Indebtedness”.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Pounds Sterling, SONIA for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is a RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) Dollars, Daily Simple SOFR.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is a RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Lead Borrower.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, or in respect of any Bank Guarantee, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person (other than, with respect to the Lead Borrower, any obligation to satisfy the conversion by holders of (including any cash payment upon conversion), or make any required payment of any principal or premium on, or required payment of any interest with respect to, any Permitted Convertible Indebtedness, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Indebtedness) or any other Person or any warrants, rights or options to acquire such Equity Interests, in each case, in cash and valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person, (j) Off Balance Sheet Obligations of such Person and (k) all indebtedness and other payment obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations; provided that the following items shall not be considered Debt: (x) trade payables not overdue by more than 90 days incurred in the ordinary course of business, (y) guarantees of obligations (which guaranteed obligations do not themselves constitute Debt) and (z) any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction, and any obligations thereunder.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, examinership or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Lead Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Designated Person” means a person or entity:

(a) listed on the “Specially Designated National and Blocked Person” list maintained by OFAC or any similar list maintained by the United States, the United Nations, the EU, any EU member state, the United Kingdom, or any other relevant governmental entity; or

(b) with which any Loan Party is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws and Regulations; or

(c) owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Designated Subsidiary Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Subsidiary Borrower Notice” means the notice substantially in the form of Exhibit I attached hereto.

“Designated Subsidiary Borrower Request and Assumption Agreement” means the notice substantially in the form of Exhibit H attached hereto.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction and whether effected pursuant to a Division or otherwise) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the granting of any Liens permitted pursuant to Section 6.01.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar Amount” of any amount of any currency means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp., Refinitiv, or any successor thereto (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent pursuant to clause (b) or (c) above shall be conclusive absent manifest error.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Dutch Loan Parties” means all Loan Parties that are organized under the laws of the Netherlands.

“EBITDA” means, for any period, (a) the sum, determined on a Consolidated basis for the most recently completed Measurement Period, of (i) Consolidated Net Income, and, to the extent reflected in the calculation of such net income (or net loss), (ii) net interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, (vi) noncash impairment charges, (vii) losses from discontinued operations, extraordinary losses and losses from sales of assets outside the ordinary course of business, (viii) other noncash expenses and losses, (ix) noncash equity compensation expenses, (x)(I) MDR Costs and non-recurring and other one-time expenses incurred in connection with the Restructuring in an amount not to exceed $150,000,000 in the aggregate for all periods commencing after the Effective Date and (II) MDR Costs and non-recurring and other one-time expenses incurred in connection with the Restructuring in the four fiscal quarters immediately prior to the Effective Date, to the extent such expenses were permitted to be added back to the calculation of EBITDA pursuant to the definition thereof under the Existing Credit Agreement (for the avoidance of doubt, the aggregate amount of adjustments permitted pursuant to this clause (II) shall not exceed $250,000,000), (xi) expenses associated with the settlement or payment of asbestos or welding fumes liabilities, (xii) costs associated with the action of the Lead Borrower and its Subsidiaries against its asbestos or welding fumes insurers for coverage in respect of asbestos liabilities, (xiii) cash or non-cash charges, including legal and advisor fees and other transaction expenses, incurred in connection with Permitted Acquisitions or financing transactions permitted under the Loan Documents, (xiv) fees, expenses and other costs incurred in connection with the Spin-Off so long as the aggregate amount of such fees, expenses and costs do not exceed $100,000,000 and (xv) the amount of cost savings and other operating improvements and cost synergies projected by the Lead Borrower in good faith to be realized as a result of any acquisition, merger, other business combination, investment or Disposition (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or Disposition, or from any operational change taken or committed to be taken during such period (in each case calculated on a pro forma basis as though such cost savings and other operating improvements and cost synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period; provided that such cost savings, operating improvements and cost synergies are reasonably anticipated to result from any action taken or expected to be taken within 18 months following such acquisition, merger, other business combination, investment, disposition or operational change; provided, further, that the aggregate amount of adjustments in respect of cost synergies, cost savings and other operating improvements, when aggregated with the aggregate amount of adjustments in respect of pro forma cost synergies, cost savings and other operating improvements pursuant to the proviso to this definition, shall not exceed 20% of EBITDA for such period prior to giving effect to such cost synergies, cost savings and other operating improvements for such period); minus (b) gains from discontinued operations, extraordinary gains and gains from sales of assets outside the ordinary course of business, in each case of the Lead Borrower and its Subsidiaries, and, to the extent otherwise reflected in the calculation of net income (or net loss) for such period, any gains associated with asbestos or welding fumes claims, in each case determined (except as otherwise provided herein) in accordance with GAAP for the most recently completed Measurement Period, it being understood that “EBITDA” shall, for purposes of calculating compliance with the Total Leverage Ratio in Section 5.13 and for purposes of determining the Applicable Rate, be (1) increased for any Measurement Period in which the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person, has occurred, by the EBITDA of the Person or assets being acquired using the historical financial statements (including audited financial statements, to the extent available) for such Person and (2) decreased for any Measurement Period in which the sale, transfer or other disposition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person, has occurred, by, in each case, the EBITDA of the Person or assets being acquired or sold, as applicable, using the historical financial statements (including audited financial statements, to the extent available) for such Person, and all such adjustments to the EBITDA of the Lead Borrower and its Subsidiaries as specified in the foregoing clauses (1) and (2) shall be accompanied by a certification of a Responsible Officer of the Lead Borrower stating that such adjustments have been prepared in accordance with GAAP.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Refinancing” means the following refinancing transactions: (a) all Debt of the Lead Borrower and its Subsidiaries under the Existing Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon, and (b) all commitments and guaranties under the Existing Credit Agreement shall have been terminated and released, all to the reasonable satisfaction of the Administrative Agent.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising under or with respect to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief; provided, however, that Environmental Action shall not include any asbestos-related litigation.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the Environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, Release or threat-of, Release of, or exposure to, Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Lead Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Investors” means Mitchell P. Rales and Steven M. Rales, their respective heirs and any estate-planning trust for the benefit of members of their immediate families with respect to which either Mitchell P. Rales or Steven M. Rales is the trustee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” means (a) (i) the occurrence of a Reportable Event, or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, with respect to a Plan; (c) the application for a minimum funding waiver with respect to a Plan; (d) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (e) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (f) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (g) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (h) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (i) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“ESAB” has the meaning specified in the recitals hereto.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“euro” and/or “€” means the single currency of the Participating Member States.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in euro and for any Interest Period, the EURIBOR Screen Rate, two (2) TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Lead Borrower.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Subsidiary” means (a) any Subsidiary of the Lead Borrower that does not own or hold any assets or property and has no Debt outstanding, in each case, in excess of $5,000,000, except Equity Interests of any Subsidiary of the Lead Borrower that is an Excluded Subsidiary, (b) any Receivables Subsidiary, (c) any CFC Holding Company and (d) any Domestic Subsidiary of a Foreign Subsidiary that is a CFC. For the avoidance of doubt, in no event shall a Designated Subsidiary Borrower constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, the date on which such Lender acquires the applicable interest in such Loan (in each case, other than pursuant to an assignment request by the Lead Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) or Section 2.17(g), (d) any withholding Taxes imposed under FATCA, (e) in the case of a Lender, United Kingdom withholding Taxes (excluding United Kingdom withholding Taxes on payments made by any guarantor under any guarantee of the obligations) imposed on amounts payable to or for the account of the Lender with respect to an interest in a Loan or Commitment if, on the date on which the payment falls due, (i) the payment could have been made without a deduction or withholding for or on account of United Kingdom withholding Tax if the Lender had been a UK Qualifying Lender, but on that date the Lender is not, or has ceased to be, a UK Qualifying Lender other than as a result of any change after the date on which it acquired the applicable interest in the Loan or Commitment in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority, or (ii) the Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of UK Qualifying Lender and either (A) HM Revenue & Customs has given a direction under section 931 of UK ITA which relates to that payment, that Lender has received from the Lead Borrower a certified copy of such direction, and the payment could have been made to such Lender without a deduction or withholding for or on account of Tax if that direction had not been made, or (B) the Lender has not given a written confirmation to the relevant UK Borrower certifying that the person beneficially entitled to the payment satisfies paragraph (a)(ii) of the definition of UK Qualifying Lender and the payment could have been made to such Lender without a deduction or withholding for or on account of Tax if such written confirmation had been provided, (f) in the case of a Lender, United Kingdom or Irish withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment to the extent that the Taxes arise as a result of (i) any assignment or other transfer of rights or obligations under the Loan or Commitment by such Lender (other than pursuant to an assignment request by the Lead Borrower under Section 2.19(b)), or (ii) such Lender changing its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such lender immediately before it changed its lending office, (g) in the case of a Lender or Participant, Irish withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an interest in a Loan or Commitment if, on the date on which the payment falls due, (i) the payment could have been made without a deduction or withholding for or on account of Irish withholding Tax if the Lender or Participant had been an Irish Qualifying Lender, but on that date the Lender or Participant is not, or has ceased to be, an Irish Qualifying Lender other than as a result of any change after the date on which it acquired the applicable interest in the Loan or Commitment in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority or (ii) the Lender or Participant, as the case may be, is an Irish Treaty Lender and payment could have been made without a deduction or withholding if the Lender or Participant, as the case may be, had cooperated in completing any procedural formalities necessary for that Lender or Participant, as the case may be, to receive interest free of Irish withholding Taxes, (h) VAT, which for the avoidance of doubt, shall be dealt with under Section 2.17(k), and (i) in the case of any Designated Subsidiary Borrower that is organized under the laws of The Netherlands, any Tax due or payable pursuant to the Dutch Withholding Tax Act (Wet bronbelasting 2021) as amended.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 17, 2018 (as amended, restated, supplemented and/or otherwise modified on or prior to the Effective Date), among the Lead Borrower, JPMorgan Chase Bank, N.A. as administrative agent, the Lenders party thereto from time to time and the other parties thereto.

“Extended Maturity Date” has the meaning assigned to it in Section 2.23(a).

“Extending Lender” has the meaning assigned to it in Section 2.23(b).

“Extension Date” has the meaning assigned to it in Section 2.23(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” has the meaning assigned to such term in Section 1.05.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Lead Borrower.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Lead Borrower and any other Loan Party directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Fiscal Quarter” means a fiscal quarter of the Lead Borrower and its Subsidiaries.

“Fiscal Year” means a fiscal year of the Lead Borrower and its Subsidiaries ending on December 31 in any calendar year.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR Rate or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR Rate or the Central Bank Rate shall be zero.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency Sublimit” means $300,000,000. The Foreign Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Foreign Lender” means (a) if the Lead Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Lead Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the UK Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01(a).

“Guarantors” means the Lead Borrower (solely with respect to the obligations of the Subsidiaries (including any Designated Subsidiary Borrower)), each Wholly-Owned Domestic Subsidiary (other than any Excluded Subsidiary) on the date hereof, each Designated Subsidiary Borrower (solely with respect to the obligations of the other Loan Parties) and any other Subsidiary that executes and delivers to the Administrative Agent a Guaranty Supplement.

“Guaranty” means the guaranty set forth in Article X, together with each other guaranty and guaranty supplement, in each case, in form and substance reasonably satisfactory to the Administrative Agent in its reasonable discretion, delivered pursuant to Section 5.10, in each case as amended, amended and restated, modified or otherwise supplemented, guaranteeing the Guaranteed Obligations.

“Guaranty Supplement” means the guaranty supplement in substantially the form of Exhibit F hereto.

“Hazardous Materials” means (a) petroleum or petroleum products, by products or breakdown products, radioactive materials, asbestos or asbestos containing materials, polyfluoroalkyl and perfluoroalklyl substances, polychlorinated biphenyls, toxic mold, and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements, and any guaranty thereof.

“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“Incremental Amendment” has the meaning assigned to such term in Section 2.20(c).

“Incremental Facilities” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Insolvency Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA to (b) Consolidated Interest Charges for the most recently completed Measurement Period.

“Interest Election Request” means a request by the Lead Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form attached hereto as Exhibit E-2 or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, if requested by the applicable Borrower and acceptable to all Appropriate Lenders and the Administrative Agent, such other period that is twelve months or less) thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the applicable Borrower (or the Lead Borrower on behalf of the applicable Borrower) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i), (j) or (k) of the definition of “Debt” in respect of such Person.

“Ireland” means Ireland, exclusive of Northern Ireland.

“Irish Borrower” means any Designated Subsidiary Borrower (i) that is organized or formed under the laws of Ireland or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of Ireland.

“Irish Companies Act” means the Companies Act 2014 of Ireland.

“Irish Guarantor” means any Guarantor incorporated in Ireland.

“Irish Loan Party” means any Irish Borrower or any Irish Guarantor.

“Irish Qualifying Lender” means a Lender or Participant, as the case may be, which is beneficially entitled to interest payable to it in respect of an advance under a Loan Document and is:

(a) a bank within the meaning of section 246(1) of the Irish Taxes Act which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3)(a) of the Irish Taxes Act; or

(b)

(i) a body corporate that is resident for the purposes of tax in a member state of the European Communities (other than Ireland) or in a territory with which Ireland has an Irish Treaty that is in effect by virtue of section 826(1) of the Irish Taxes Act or in a territory with which Ireland has signed an Irish Treaty which will come into effect once all the ratification procedures set out in section 826(1) of the Irish Taxes Act have been completed (residence for these purposes to be determined in accordance with the laws of the territory of which the Lender or Participant, as the case may be, claims to be resident) where that member state or territory imposes a tax that generally applies to interest receivable in that member state or territory by bodies corporate from sources outside that member state or territory; or

(ii) a body corporate where interest payable in respect of an advance:

(A) is exempted from the charge to income tax under an Irish Treaty having the force of law under the procedures set out in section 826(1) of the Irish Taxes Act; or

(B) would be exempted from the charge to Irish income tax under an Irish Treaty entered into on or before the payment date of that interest if that Irish Treaty had the force of law under the provisions set out in section 826(1) of the Irish Taxes Act at that date;

(iii) a U.S. company, provided the U.S. company is incorporated in the U.S. and is taxed in the U.S. on its worldwide income; or

(iv) a U.S. Limited Liability Company (“LLC”), provided the ultimate recipients of the interest would, if they were themselves Lenders or Participants, as the case may be, be Irish Qualifying Lenders within paragraph (b)(i) or (b)(ii) or (b)(iii) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes, provided in each case at (i), (ii), (iii) or (iv) the company is not (or in the case of (iv), the ultimate recipients of the interest are not) carrying on a trade or business in Ireland through an agency or branch with which the interest payment is connected; or

(c) an Irish Treaty Lender; or

(d) a body corporate:

(i) which advances money in the ordinary course of a trade which includes the lending of money; and

(ii) in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of that company; and

(iii) which has complied with all of the provisions of section 246(5) of the Irish Taxes Act, including making the appropriate notifications thereunder; or

(e) a qualifying company within the meaning of section 110 of the Irish Taxes Act; or

(f) an investment undertaking within the meaning of section 739B of the Irish Taxes Act.

“Irish Taxes Act” means the Taxes Consolidation Act, 1997 of Ireland.

“Irish Treaty Lender” means, subject to the completion of procedural formalities, a Lender or Participant, as the case may be (other than a Lender or Participant, as the case may be, falling within paragraph (b) of the definition of Irish Qualifying Lender) which is treated as a resident of an Irish Treaty State for the purposes of an Irish Treaty and does not carry on a business in Ireland through a permanent establishment with which that Lender or Participant’s, as the case may be, participation in this Agreement is effectively connected and which fulfills any other conditions which must be fulfilled under the relevant Irish Treaty for residents of that Irish Treaty State to obtain exemption from tax imposed on interest by Ireland.

“Irish Treaty State” means a jurisdiction which has a double taxation agreement with Ireland (an “Irish Treaty”) which is in effect and makes provision for full exemption from tax imposed by Ireland on interest.

“IRS” means the United States Internal Revenue Service.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not having the force of law.

“Lead Bookrunner” means each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Goldman Sachs Lending Partners LLC, Citizens Bank, N.A., BNP Paribas Securities Corp., BMO Capital Markets Corp. and Wells Fargo Securities, LLC in its capacity as a joint lead arranger and joint bookrunner hereunder.

“Lead Borrower” has the meaning specified in the introductory paragraph hereto.

“Lender Notice Date” has the meaning assigned to it in Section 2.23(b).

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Party” means any Lender or any Swingline Lender.

“Lender-Related Person” means the Administrative Agent, any Arranger, the Syndication Agent, any Co-Documentation Agent and any Lender, and any Related Party of any of the foregoing Persons.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any lien, pledge (pandrecht or gage), mortgage (recht van hypotheek), floating charge, security assignment, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor.

“Limited Condition Transaction” means any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise, of any assets, business or Person, or any other Investment by one or more of the Borrowers and its Subsidiaries permitted by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan Documents” means this Agreement (including schedules and exhibits hereto), any promissory notes issued pursuant to Section 2.10(g), each Designated Subsidiary Borrower Request and Assumption Agreement and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all powers of attorney, consents, assignments, other contracts, notices and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and other liabilities of any of the Lead Borrower and the other Loan Parties to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case, arising or incurred under this Agreement or any of the other Loan Documents.

“Loan Parties” means, collectively, the Lead Borrower, each Designated Subsidiary Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Lead Borrower pursuant to this Agreement.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Loan Party” means a Loan Party incorporated under the laws of Luxembourg or having its Centre of Main Interests in Luxembourg.

“Margin Stock” has the meaning specified in Regulation U of the Board, as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the Lead Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its payment or other material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means the Revolving Credit Maturity Date or the Term Loan Maturity Date, as the context requires.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“MDR Costs” shall mean costs specific to compliance with medical device reporting regulations and other requirements of the European Union Medical Device Regulation.

“Measurement Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter for which financial statements have been or are required to be delivered pursuant to Section 5.12(b) or 5.12(c) (or, prior to the delivery of any such financial statements, the most recently completed four consecutive Fiscal Quarters covered in the financial statements referred to in Section 4.01(d)).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“Non-Extending Lender” has the meaning assigned to it in Section 2.23(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all Loan Obligations, together with all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates; provided that the definition of “Obligations” shall not create or include any guarantee by any Loan Party of any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off Balance Sheet Obligation” means, with respect to any Person, any (a) repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) liability of such Person under any Sale and Leaseback Transactions that do not create a liability on the balance sheet of such Person, (c) obligation under a Synthetic Lease or (d) obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any foreign jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation, association or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust, , unlimited liability company or other form of business entity, the partnership, joint venture or other applicable agreement of formation, association or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization (or equivalent or comparable constitutive documents with respect to any foreign jurisdiction) of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” means the USA PATRIOT Act of 2001.

“Party” shall mean a party to this Agreement.

“Payment” has the meaning assigned to such term in Section 8.06(c).

“Payment Notice” has the meaning assigned to such term in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to a Plan and set forth in Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Permitted Acquisition” means an Investment permitted under Section 6.06(g).

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Lead Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Lead Borrower) purchased by the Lead Borrower in connection with the issuance of any Permitted Convertible Indebtedness; provided that, the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Lead Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Borrower from the issuance of such Permitted Convertible Indebtedness in connection with such Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness” means any unsecured notes issued by the Lead Borrower that are convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of shares of common stock of the Lead Borrower (or other securities or property following a merger event or other change of the common stock of the Lead Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided that, the Indebtedness thereunder must satisfy each of the following conditions: (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (ii) such Debt is not guaranteed by any Subsidiary of the Lead Borrower, (iii) any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of the Lead Borrower or any Borrower (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least thirty (30) calendar days (after written notice to the issuer of such Debt by the trustee or to such issuer and such trustee by holders of at least 25% in aggregate principal amount of such Debt then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision and (iv) the terms, conditions and covenants of such Debt must be customary for convertible Debt of such type (as determined by the board of directors of the Lead Borrower, or a committee thereof, in good faith).

“Permitted Liens” means: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.02 or that are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, warehousemen’s, landlords’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate or that are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) judgment Liens in existence less than 30 days after entry thereof or with respect to which execution is stayed; (e) Liens arising out of title retention provisions in any contract in the ordinary course of business; and (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar encumbrances affecting real property that, in the aggregate are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and leases and subleases of real property granted to others and licenses of other assets entered into in the ordinary course of business, in each case no interfering in any material respect with the business of the Lead Borrower or any of its Subsidiaries.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Lead Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Lead Borrower) and/or cash (in an amount determined by reference to the price of such common stock) sold by the Lead Borrower substantially concurrently with any purchase by the Lead Borrower of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means a Single Employer Plan or Multiple Employer Plan.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Post Petition Interest” has the meaning assigned to such term in Section 10.06(b).

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Specified Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivables Assets” means any accounts receivable owed to the Lead Borrower or any Subsidiary of the Lead Borrower (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which, in each case, are sold, conveyed, assigned or otherwise transferred or in which a security interest is granted by the Lead Borrower or a Subsidiary of the Lead Borrower to either (a) a Person that is not a Subsidiary of the Lead Borrower or (b) a Receivables Subsidiary that in turn sells, conveys, assigns, grants a security interest in or otherwise transfers such Receivables Assets to a Person that is not a Subsidiary of the Lead Borrower.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, all obligations in respect of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Lead Borrower or any of its Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Lead Borrower or any of its

Subsidiaries sells, conveys, assigns, grants an interest in or otherwise transfers Receivables Assets to either (a) a Person that is not a Subsidiary of the Lead Borrower or (b) a Receivables Subsidiary that in turn sells, conveys, assigns, grants a security interest in or otherwise transfers such Receivables Assets to a Person that is not a Subsidiary of the Lead Borrower.

“Receivables Facility Documents” means each of the documents and agreements entered into in connection with any Receivables Facility, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time.

“Receivables Sellers” means the Lead Borrower and those Subsidiaries that are from time to time party to the Receivables Facility Documents (other than any Receivables Subsidiary).

“Receivables Subsidiary” means a special-purpose Wholly-Owned Subsidiary of the Lead Borrower whose sole purpose is to purchase Receivables Assets from the Lead Borrower or any of its Subsidiaries (other than a Receivables Subsidiary) and to resell, convey, assign, grant a security interest in or otherwise transfer such Receivables Assets to a Person that is not a Subsidiary of the Lead Borrower pursuant to a Receivables Facility and which engages in no other activities other than the foregoing and other activities reasonably related thereto.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or obligation, any such Equity Interest, Debt, right or obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Reference Time” with respect to any setting of the then-current Benchmark means (i) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, on the day that is two (2) Business Days preceding the date of such setting, (ii) if such Benchmark is the EURIBOR Rate, 11:00 a.m., Brussels time two (2) TARGET Days preceding the date of such setting, (iii) if the RFR for such Benchmark is SONIA, then four (4) Business Days prior to such setting, (iv) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (v) if such Benchmark is none of the Term SOFR Rate, Daily Simple SOFR, the EURIBOR Rate or SONIA, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Convertible Notes” has the meaning assigned to such term in Section 6.07.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation D” means Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Jurisdiction” means, in respect of any Person, the jurisdiction of the country in which such Person is incorporated and, if different, where it is resident and has its principal place of business, and each jurisdiction or state in which it owns or leases property or otherwise conducts its business.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in euro, the Adjusted EURIBOR Rate or (iii) with respect to any RFR Borrowing denominated in Pounds Sterling or Dollars, the applicable Adjusted Daily Simple RFR Rate, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate or (ii) with respect to any Term Benchmark Borrowing denominated in euro, the EURIBOR Screen Rate.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, subject to Section 2.22, at any time, Lenders having Credit Exposures (provided, that, as to any Lender, clause (a) of the definition of “Swingline Exposure” shall only be applicable in calculating a Lender’s Revolving Credit Exposure to the extent such Lender shall have funded its respective participations in the outstanding Swingline Loans) and Unfunded Commitments representing more than 50% of the sum of the total Credit Exposures and Unfunded Commitments at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Section 7.02, and for all purposes after the Loans become due and payable pursuant to Section 7.02 or the Revolving Commitments expire or terminate, then, as to each Lender, the Unfunded Commitment of each Lender shall be deemed to be zero.

“Required Revolving Lenders” means, subject to Section 2.22, at any time, Lenders having Revolving Credit Exposures (provided, that, as to any Lender, clause (a) of the definition of “Swingline Exposure” shall only be applicable in calculating a Lender’s Revolving Credit Exposure to the extent such Lender shall have funded its respective participations in the outstanding Swingline Loans) and Unfunded Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and Unfunded Commitments at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Section 7.02, and for all purposes after the Loans become due and payable pursuant to Section 7.02 or the Commitments expire or terminate, then, as to each Lender, the Unfunded Commitment of each Lender shall be deemed to be zero.

“Required Term Lenders” means, subject to Section 2.22, at any time, Term Lenders having Term Loans and unused Term Loan Commitments representing more than 50% of the sum of the total outstanding principal amount of Term Loans and unused Term Loan Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president of taxes, treasury manager, treasurer, assistant treasurer or controller of a Loan Party and any other duly authorized officer, agent or representative of the applicable Loan Party authorized to represent such Loan Party by any of the foregoing officers or by the applicable Loan Party in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” has the meaning assigned to it in Section 6.07.

“Restructuring” means the disposition of certain assets and restructuring of certain Subsidiaries of the Lead Borrower, in each instance financially beneficial to the Lead Borrower and its Subsidiaries.

“Reuters” has the meaning assigned to it in the definition of “Dollar Amount”.

“Revolving Commitment” means, with respect to each Lender, as of the Effective Date, the amount set forth on Schedule 2.01 opposite such Lender’s name under the heading “Revolving Commitment”, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) contemplated hereby pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, and after giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09, (b) any increase from time to time pursuant to Section 2.20 and (c) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided that at no time shall the Revolving Credit Exposure of any Lender exceed its Revolving Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its Swingline Exposure at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Credit Maturity Date” means the date that occurs on April 4, 2027 as extended (in the case of each Revolving Lender consenting thereto) pursuant to Section 2.23; provided, however, if such date is not a Business Day, the Revolving Credit Maturity Date shall be the next preceding Business Day.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made by a Revolving Lender pursuant to Section 2.01(a).

“RFR” means, for any RFR Loan denominated in (a) Pounds Sterling, SONIA and (b) Dollars, Daily Simple SOFR.

“RFR Administrator” means the SONIA Administrator or the SOFR Administrator.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR Rate.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctions Laws and Regulations” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including as administered by OFAC, as based upon the obligations or authorities set forth in, the Executive Order, the USA PATRIOT Act, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto, (b) the United Nations Security Council, (c) the European Union (“EU”) in the framework of its Common Foreign and Security Policy or any supplementary measures adopted by any of the EU member states, and (d) Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities Act” means the United States Securities Act of 1933.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the Federal Reserve Bank of New York’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the sum of the fair value of the assets, at a fair valuation, of such Person and its Subsidiaries (taken as a whole) will exceed their debt, (b) the sum of the present fair salable value of the assets of such Person and its Subsidiaries (taken as a whole) will exceed their debt, (c) such Person and its Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature and (d) such Person and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their business. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Special Payment” has the meaning specified in the recitals hereto.

“Specified Default” means an Event of Default arising under either or both of Sections 7.01(a) and/or 7.01(f).

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder. Notwithstanding anything to the contrary in the foregoing, any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction, and any obligations thereunder, in each case, shall not constitute Specified Swap Obligations.

“Spin-Off” has the meaning specified in the introductory paragraph hereto.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Obligations” has the meaning assigned to it in Section 10.06.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Lead Borrower.

“Subsidiary Guarantor” mean any Subsidiary that constitutes a Guarantor.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Lead Borrower or the Subsidiaries shall be a Swap Agreement; provided, further, that no Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall constitute a Swap Agreement.

“Swap Obligations” means any and all obligations of the Lead Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time, other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender, and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Revolving Lenders in such Swingline Loans).

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swingline Sublimit” means $50,000,000. The Swingline Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Syndication Agent” means Bank of America, N.A. in its capacity as syndication agent for the credit facilities evidenced by this Agreement.

“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means (a) with respect to any Term Lender, as of the Effective Date, the amount that was set forth on Schedule 2.01 opposite such Lender’s name under the heading “Term Loan Commitment”, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) contemplated hereby pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, and after giving effect to (i) any reduction in such amount from time to time pursuant to Section 2.09 and (ii) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (b) as to all Term Lenders, the aggregate commitments of all Term Lenders to make Term Loans. After advancing the Term Loans on the Effective Date, (i) each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans and (ii) the Term Loan Commitments shall terminate.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term Loan Maturity Date” means the date that occurs on April 4, 2023 as extended (in the case of each Term Lender consenting thereto) pursuant to Section 2.23; provided, however, if such date is not a Business Day, the Term Loan Maturity Date shall be the next preceding Business Day.

“Term Loans” means the term loans made by the Term Lenders to the Lead Borrower pursuant to Section 2.01(b).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Termination Date Conditions” means the termination of all the Commitments and the payment and satisfaction in full in cash of all Obligations (other than Swap Obligations, Banking Services Obligations and Unliquidated Obligations, in each case, not then due and payable).

“Total Leverage Ratio” means, at any date of determination, the ratio of Consolidated Total Debt on such date to EBITDA of the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Total Revolving Credit Exposure” means, at any time, the sum of the outstanding principal amount of all Revolving Lenders’ Revolving Loans and their Swingline Exposure at such time; provided, that clause (a) of the definition of “Swingline Exposure” shall only be applicable to the extent Revolving Lenders shall have funded their respective participations in the outstanding Swingline Loans.

“Transaction Costs” means any fees or expenses incurred or paid by the Lead Borrower or any Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions under this Agreement on the Effective Date and the use of the proceeds thereof, (b) the Spin-Off, (c) the Special Payment, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the fees, premiums and expenses incurred in connection with any of the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Alternate Base Rate or the Adjusted Daily Simple RFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Borrower” means any Designated Subsidiary Borrower that (a) is incorporated or otherwise constituted under the laws of England and Wales or (b) makes payments under this Agreement or any other Loan Document that are subject to withholding Taxes imposed by the laws of the United Kingdom.

“UK CTA” means the UK Corporation Tax Act 2009.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK ITA” means the UK Income Tax Act 2007.

“UK Qualifying Lender” means:

(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(i)	a Lender:

(A)

which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the UK CTA; or

(B)

in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA;

(C)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company; or

(iii)	a UK Treaty Lender; or

(b)	a Lender which is a building society (as defined for the purposes of section 880 of the UK ITA) making an advance under a Loan Document.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Treaty Lender” means a Lender which (i) is treated as a resident of a UK Treaty State for the purposes of the relevant UK Treaty; (ii) does not carry on a business in the UK through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (iii) fulfils any conditions in the relevant UK Treaty which must be fulfilled or met by that Lender to obtain full exemption from United Kingdom withholding Tax on interest payable to that Lender in respect of an advance under a Loan Document, subject to the completion of any necessary procedural formalities.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the UK which makes provision for full exemption from tax imposed by the UK on interest.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Commitment” means, with respect to each Revolving Lender, the Revolving Commitment of such Revolving Lender less its Revolving Credit Exposure; provided, that, as to any Revolving Lender, clause (a) of the definition of “Swingline Exposure” shall only be applicable in calculating a Revolving Lender’s Revolving Credit Exposure to the extent such Lender shall have funded its respective participations in the outstanding Swingline Loans.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to the Pension Funding Rules for the applicable plan year.

“United States” or “U.S.” mean the United States of America.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure of the foregoing types of obligations.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“VAT” means:

a)	any value added tax imposed by the Value Added Tax Act 1994;

b)	any value added tax imposed by the Value-Added Tax Consolidation Act of 2010 of Ireland;

c)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

d)

any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned” means, with respect to any Subsidiary, that all of the Equity Interests (except for directors’, foreign national qualifying and other nominal shares required to be held by such person under applicable law) in such Subsidiary are owned by the Lead Borrower and/or one or more Subsidiaries thereof (or by the Subsidiary thereof to which reference is made in the applicable provision hereof). Notwithstanding anything contained herein to the contrary, Soldex S.A., a company organized under the laws of the Republic of Peru, shall be deemed to be a Wholly-Owned Subsidiary so long as at least 95% of the Equity Interests in Soldex S.A. are owned by the Lead Borrower and/or one or more Subsidiaries of the Lead Borrower.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations; Limited Condition Transactions. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Lead Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof. For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Indebtedness shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Debt, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Debt, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the most recent Measurement Period and on or prior to the date of such computation) as if such acquisition or disposition, or issuance, incurrence or assumption of Debt, or other transaction had occurred on the first day of the most recent Measurement Period, and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any cost synergies or cost savings) and any related incurrence or reduction of Debt, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Debt).

(c) In connection with any Limited Condition Transaction and any related transactions (including any financing thereof), at the Lead Borrower’s election, (i) compliance with any requirement relating to the absence of a Default or an Event of Default may be determined as of the date (the “LCT Determination Date”) a definitive agreement for such Limited Condition Transaction is entered into, and (ii) any calculation of the Interest Coverage Ratio, the Total Leverage Ratio or any other financial measure, or any amount based on Consolidated Total Assets, Consolidated Net Tangible Assets, Consolidated EBITDA or a percentage of Consolidated Total Assets or EBITDA, or any other determination under any basket or ratio under this Agreement, or any other determination as to whether any such Limited Condition Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Agreement, may be made as of the LCT Determination Date and, to the extent so made, will not be required to be made at any later date as would otherwise be required under this Agreement; provided that (1) the determinations in clauses (i) and (ii) above shall give pro forma effect to such Limited Condition Transaction and any related transactions (including any incurrence or discharge of Debt and Liens and the use of proceeds thereof) and (2) compliance with such ratios, baskets or amounts

(and any related requirements and conditions) shall not be determined or tested at any time after the LCT Determination Date for such Limited Condition Transaction and any actions or transactions related thereto (including any incurrence or discharge of Debt and Liens and the use of proceeds thereof). For purposes of determining compliance with any ratio, basket or amount on the LCT Determination Date, Consolidated Interest Expense for purposes of the Interest Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Debt or, if no such indicative interest margin exists, as determined by the Lead Borrower in good faith, which determination shall be conclusive. For the avoidance of doubt, if the Lead Borrower makes such an election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Determination Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in exchange rates, in EBITDA of the Lead Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Lead Borrower makes such an election, any subsequent calculation of any such ratio, basket or amount (unless the definitive agreement for, or firm offer in respect of, such Limited Condition Transaction (in the case of an acquisition or Investment) is terminated or expires without its consummation or such notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment is revoked or expires without consummation) shall be calculated both (1) giving pro forma effect to such Limited Condition Transaction and any related transactions (including any incurrence or discharge of Debt and Liens and the use of proceeds thereof) and (2) assuming such Limited Condition Transaction and any related transactions (including any incurrence of Debt and Liens and the use of proceeds thereof) have not been consummated.

SECTION 1.05. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or a Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Lead Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06. Luxembourg Terms. Luxembourg legal concepts expressed in English terms in this Agreement may not correspond to the original French or German terms relating thereto. Without prejudice to the generality of any provision of this Agreement, in this Agreement or any other Loan Document, if applicable, where it relates to a Luxembourg Loan Party, a reference to:

(a) a winding-up, administration or dissolution includes bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payments (sursis de paiement), controlled management (gestion contrôlée), a general settlement with creditors, reorganisation or similar law affecting the rights of creditors generally;

(b) a receiver, administrative receiver, administrator, trustee in bankruptcy, judicial custodian, sequestrator, conservator, compulsory manager, or similar officer includes a juge délégué, expert-vérificateur, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(c) a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements);

(d) a lien, security or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title (transfert à titre de garantie) by way of security;

(e) a guarantee includes any guarantee which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 et seq. of the Luxembourg Civil Code;

(f) an agent includes, without limitation, a mandataire;

(g) by-laws or constitutional documents includes its up-to-date articles of association (statuts);

(h) a set-off includes, for purposes of Luxembourg law, legal set-off;

(i) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire);

(j) shares include parts sociales; and

(k) a director and/or manager includes a gérant or an administrateur.

SECTION 1.07. Irish Terms. Notwithstanding any other provision of this Agreement to the contrary, in this Agreement the words “examiner”, “examinership” and, insofar as it relates to an Irish Loan Party, the term “unable to pay its debts” shall each be construed in accordance with the Irish Companies Act.

SECTION 1.08. Dutch Terms. Notwithstanding any other provision of this Agreement to the contrary, with respect to any Designated Subsidiary Borrower that is organized under the laws of the Netherlands, (a) all references to “bankruptcy” shall be construed to include insolvency proceedings under the Dutch Bankruptcy Act (Faillissementswet) and any filing of a declaration under article 370(3) of the Dutch Bankruptcy Act, or filing of notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990), and “debtor relief Laws, and (b) all references to “debtor relief Laws” shall be construed to include the Dutch Bankruptcy Act.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each Revolving Lender (severally and not jointly) agrees to make Revolving Loans to the Lead Borrower in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing to any Swingline Loans outstanding pursuant to Section 2.05(c)) in, subject to Sections 2.04 and 2.11(b), (i) the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (ii) the Dollar Amount of the Total Revolving Credit Exposure exceeding the aggregate Revolving Commitments and (iii) the Dollar Amount of the total outstanding Revolving Loans, denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Lead Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each Term Lender with a Term Loan Commitment (severally and not jointly) agrees to make a Term Loan to the Lead Borrower in Dollars in a single drawing on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment on the Effective Date by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent.

(c) Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings(a) . (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b) Subject to Section 2.14, (i) each Revolving Borrowing and each Term Loan Borrowing shall be comprised (A) in the case of Borrowings in Dollars, entirely of ABR Loans, Term Benchmark Loans or RFR Loans and (B) in the case of Borrowings in any Foreign Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Foreign Currency. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Lead Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 (or, if such Borrowing is denominated in a Foreign Currency, 500,000 units of such currency) and not less than $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency 1,000,000 units of such currency). At the time that each ABR Revolving Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Amount of $100,000 and not less than the Dollar Amount of $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Term Benchmark Borrowings or RFR Borrowings outstanding in respect of Revolving Borrowings and a total of five (5) Term Benchmark Borrowings or RFR Borrowings outstanding in respect of Term Loan Borrowings.

(d) Notwithstanding any other provision of this Agreement, the Lead Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Lead Borrower shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the Lead Borrower, promptly followed by telephonic confirmation of such request) (i)(x) in the case of a Term Benchmark Borrowing in Dollars or euro, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing or (y) in the case of a RFR Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing and (ii) in the case of a RFR Borrowing denominated in Pounds Sterling, not later than 12:00 noon, New York City time, three (3) RFR Business Days before the date of the proposed Borrowing or (b) by irrevocable written notice (via a written Borrowing Request signed by the applicable Borrower, or the Lead Borrower on behalf of the applicable Borrower) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Agreed Currency and aggregate principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or a RFR Borrowing and whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;

(iv) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Lead Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) any Revolving Loan denominated in a Foreign Currency, on each of the following: (i) the date of the Borrowing of such Revolving Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), and

(b) any Borrowing, on any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a) and (b) is herein described as a “Computation Date” with respect to each Borrowing for which a Dollar Amount is determined on or as of such day. Such Dollar Amount shall become effective as of such Computation Date and shall be the Dollar Amount of such amounts until the next Computation Date to occur. Except for purposes of financial statements delivered by the Lead Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Foreign Currency for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent. Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or a RFR Loan or the issuance, amendment, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Foreign Currency, such amount shall be the Dollar Amount of such amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may agree, but shall have no obligation, to make Swingline Loans in Dollars to the Lead Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit, (ii) the Swingline Lender’s Revolving Credit Exposure exceeding its Revolving Commitment or (iii) the Total Revolving Credit Exposure exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Lead Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Lead Borrower shall notify the Administrative Agent of such request by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the Lead Borrower), not later 3:00 p.m. New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Lead Borrower. The Swingline Lender shall (subject to the Swingline Lender’s discretion to make Swingline Loans as set forth in Section 2.05(a)) make each Swingline Loan available to the Lead Borrower by means of a credit to an account of the Lead Borrower with the Administrative Agent designated for such purpose by 5:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 3:00 p.m. New York City time, on a Business Day, no later than 5:00 p.m., New York City time, on such

Business Day and if received after 3:00 p.m. New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to pay in the Dollars to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 3:00 p.m. New York City, on a Business Day, no later than 5:00 p.m., New York City time, on such Business Day and if received after 3:00 p.m. New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Lead Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Lead Borrower (or other party on behalf of the Lead Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Lead Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Lead Borrower of any obligation with respect to the payment thereof.

(d) The Swingline Lender may be replaced at any time by written agreement among the Lead Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Lead Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e) Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as a Swingline Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Lead Borrower and the Revolving Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.05(d) above.

SECTION 2.06. [Intentionally Omitted].

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that (i) Term Loans shall be made as provided in Section 2.01(b) and Section 2.01(c) and (ii) Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Lead Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to (x) an account of the Lead Borrower maintained with the Administrative Agent and designated by the Lead Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of the Lead Borrower in the relevant jurisdiction and designated by the Lead Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 1:00 p.m., New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Lead Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans, or in the case of Foreign Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. Any payment by such Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Lead Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Lead Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Lead Borrower shall notify the Administrative Agent of such election (by irrevocable written notice via an Interest Election Request signed by the Lead Borrower) by the time that a Borrowing Request would be required under Section 2.03 if the Lead Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Lead Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Agreed Currency and principal amount of Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in Dollars), a Term Benchmark Borrowing or a RFR Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Lead Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing denominated in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one (1) month. If the relevant Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing denominated in a Foreign Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, such Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Lead Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (x) each Term Benchmark Borrowing and each RFR Borrowing, in each case, denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (y) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in a Foreign Currency shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans or RFR Loans denominated in any Foreign Currency shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the relevant Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by the Lead Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, such Borrower shall be deemed to have elected clause (A) above.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Credit Maturity Date (subject to Section 2.23).

(b) The Lead Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of the Dollar Amount of $500,000 and not less than the Dollar Amount of $1,000,000 and (ii) the Lead Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the Total Revolving Credit Exposure would exceed the aggregate Revolving Commitments.

(c) The Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Lead Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date in the currency of such Loan and (ii) to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the tenth (10th) Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Lead Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b) The Lead Borrower shall repay the aggregate principal amount of all Term Loans on the Term Loan Maturity Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Lead Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Lead Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Lead Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11. Prepayment of Loans.

(a) The Lead Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to break funding payments required by Section 2.16), subject to prior notice in accordance with the provisions of this Section 2.11(a). The Lead Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice (promptly followed by telephonic confirmation of such request) of any prepayment hereunder (i) (x) in the case of prepayment of (A) a Term Benchmark Borrowing denominated in Dollars or euro, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment or (B) a RFR Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, on the date of prepayment, (y) in the case of prepayment of a RFR Borrowing denominated in Pounds Sterling, not later than 12:00 noon, New York City time, three (3) RFR Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing and each voluntary prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing in such order of application as directed by the Lead Borrower. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) any break funding payments required by Section 2.16.

(b) If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the aggregate principal Dollar Amount of the Total Revolving Credit Exposure (calculated, with respect to those Borrowings denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Borrowing) exceeds the aggregate Revolving Commitments or (B) the aggregate principal Dollar Amount of the Total Revolving Credit Exposure denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Borrowing, exceeds the Foreign Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the aggregate principal Dollar Amount of the Total Revolving Credit Exposure (so calculated) exceeds 105% of the aggregate Revolving Commitments or (B) the Foreign Currency Exposure, as of the most recent Computation Date with respect to each such Borrowing, exceeds 105% of the Foreign

Currency Sublimit, the Lead Borrower shall in each case immediately repay Revolving Borrowings in an aggregate principal amount sufficient to cause (x) the aggregate Dollar Amount of the Total Revolving Credit Exposure (so calculated) to be less than or equal to the aggregate Revolving Commitments and (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit, as applicable.

(c) Upon (1) the termination of a Designated Subsidiary Borrower’s status as a “Designated Subsidiary Borrower” or (2) the Disposition of a Designated Subsidiary Borrower in a Disposition permitted under Section 6.05 (other than the merger into or consolidation with any other Foreign Subsidiary to the extent such continuing or surviving Person of such transaction shall be the Designated Subsidiary Borrower), such Designated Subsidiary Borrower shall, prior to such termination or Disposition, repay and satisfy (or cause to be repaid and satisfied) in full in cash its Loan Obligations.

(d) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, the Lead Borrower and its Subsidiaries and Affiliates shall have the right at any time and from time to time to purchase Term Loans in accordance with Section 9.04(d).

SECTION 2.12. Fees. (a) The Lead Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate (as specified in the definition of “Applicable Rate”) on the daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth (15th) day following such last day and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Commitments terminate).

(b) [Reserved].

(c) The Lead Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Lead Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest in the case of a Term Benchmark Revolving Loan, at the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Rate.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Lead Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) Interest computed by reference to the Term SOFR Rate, the EURIBOR Rate or Daily Simple RFR with respect to Dollars hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Daily Simple RFR with respect to Sterling or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted Daily Simple RFR or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) Interest in respect of Loans denominated in Dollars shall be paid in Dollars, and interest in respect of Loans denominated in a Foreign Currency shall be paid in such Foreign Currency.

SECTION 2.14. Alternate Rate of Interest.

(a)	Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate or the EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis) for the applicable currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR Rate, Daily Simple RFR or RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR Rate for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) a RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests a RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in a Foreign Currency, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or a RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the applicable Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) a RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR Rate for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR Rate for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in such Foreign Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in such Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the applicable Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) immediately or (B) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Lead Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or the EURIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the applicable Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) a RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR Rate for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR Rate for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) a RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR Rate for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR Rate for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the applicable Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) immediately or (B) be prepaid in full immediately.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate or Adjusted EURIBOR Rate, as applicable);

(ii) impose on any Lender or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (h) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Lead Borrower will pay (or cause the applicable Designated Subsidiary Borrower to pay) to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Administrative Agent or such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent or such Lender under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent or such Lender, as applicable, then reasonably determines to be relevant).

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Swingline Loans held by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Lead Borrower will pay (or cause the applicable Designated Subsidiary Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered as reasonably determined by the Administrative Agent or such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent or such Lender, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent or such Lender, as applicable, then reasonably determines to be relevant).

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Lead Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Lead Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments.

(a) With respect to Loans that are not RFR Loans, in the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to

Section 2.11), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Lead Borrower pursuant to Section 2.19 or 9.02(e), then, in any such event, the Lead Borrower shall compensate each Lender for the loss, cost and expense arising from such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Relevant Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable offshore interbank market for the applicable Agreed Currency. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Lead Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Lead Borrower pursuant to Section 2.19 or 9.02(d), then, in any such event, the Lead Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth in reasonable detail the calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Lead Borrower and shall be conclusive and binding absent manifest error. The Lead Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) Business Days after receipt thereof.

SECTION 2.17. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Loan Party or any applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by the Loan Party or a withholding agent, then the Loan Party or applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Lead Borrower. The Lead Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation or other information reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Lead Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Lead Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” that is related to the Lead Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Lead Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Additional United Kingdom Withholding Tax Matters.

(i) Subject to (ii) below, each UK Treaty Lender and each UK Borrower which makes a payment to such UK Treaty Lender shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the UK.

(ii) (A) A UK Treaty Lender which becomes a Party on the day on which this Agreement is entered into that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent on its signature page to this Agreement (or any amendment hereto); and

(B) a UK Treaty Lender which becomes a Lender hereunder after the day on which this Agreement is entered into that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent in the Assignment or Assumption at the same time as when it becomes a Lender under this Agreement, and

(C) Upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (g)(i) above.

(iii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the UK Borrower(s) shall make a Borrower DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

(A) the UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B) the UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1) such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such Borrower DTTP Filing; or

(3) HM Revenue & Customs has given such UK Borrower authority to make payments to such Lender without a deduction for tax but such authority has subsequently been revoked or expired,

and in each case, such UK Borrower has notified that Lender in writing of either (1), (2) or (3) above, then such Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v) Each Lender which becomes a Lender hereunder after the day on which this Agreement closes shall notify the Administrative Agent at the time it becomes a party as Lender (and the Administrative Agent, upon receipt of such notification, shall inform the Lead Borrower) which of the following categories it falls in:

(A) not a UK Qualifying Lender;

(B) a UK Qualifying Lender (other than a UK Treaty Lender); or

(C) a UK Treaty Lender.

If such a Lender fails to indicate its status in accordance with this this paragraph (g)(v) that Lender shall be treated for the purposes of this Agreement (including by each UK Borrower) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Lead Borrower). For the avoidance of doubt, the documentation which a Lender executes on becoming a party as a Lender shall not be invalidated by any failure of a Lender to comply with this paragraph (g)(v).

(vi) Each Lender shall notify the Borrower and Administrative Agent if it determines in its sole discretion that it is ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any UK Borrower hereunder.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Withholding Certificates. The Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) properly completed and duly executed copies of either (i) if it is a U.S. Person, IRS Form W-9 (or any successor form) or (ii) if it is not a U.S. Person, a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form), together with the required accompanying documentation, evidencing its agreement with the Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account), together with the required accompanying documentation with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax. Notwithstanding any other provision of this Section 2.17(i), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to provide as a result of a Change in Law.

(j) Additional Irish Withholding Tax Matters. Each Lender which becomes a Lender hereunder on the date of this Agreement confirms that on such date it is an Irish Qualifying Lender other than an Irish Treaty Lender. Each Lender which becomes a Lender hereunder after the day on which this Agreement closes shall notify the Administrative Agent at the time it becomes a party as Lender (and the Administrative Agent, upon receipt of such notification, shall inform the Lead Borrower) and without liability to any Borrower which of the following categories it falls in:

(A)	not an Irish Qualifying Lender;

(B)	an Irish Qualifying Lender (other than an Irish Treaty Lender); or

(C)	an Irish Treaty Lender.

If such a Lender fails to indicate its status in accordance with this this paragraph (j) that Lender shall be treated for the purposes of this Agreement (including by each Irish Borrower) as if it is not an Irish Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Lead Borrower). For the avoidance of doubt, the documentation which a Lender executes on becoming a party as a Lender shall not be invalidated by any failure of a Lender to comply with this paragraph (j). A Lender shall respond to any request from a Borrower, on an annual basis, to confirm whether that Lender is (i) an Irish Qualifying Lender (other than an Irish Treaty Lender), (ii) an Irish Treaty Lender or (iii) not an Irish Qualifying Lender.

Each Lender shall, following a written request from a Borrower, provide such information as is necessary to enable that Borrower to comply with its reporting obligations under Sections 891, 891E, 891F and 891G of the Irish Taxes Act.

(k) VAT.

(i) All amounts expressed to be payable under a Loan Document by any Party to a Recipient which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any Party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that Party must pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Recipient must promptly provide an appropriate VAT invoice to that Party).

(ii) If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (as used in this section, the “Supply Recipient”) under a Loan Document, and any Party other than the Supply Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Supply Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Supply Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Supply Recipient receives from the relevant tax authority which the Supply Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Supply Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Supply Recipient, pay to the Supply Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Supply Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any Party to reimburse or indemnify a Recipient for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Recipient for any VAT incurred in respect of the costs or expenses, save to the extent that such Recipient reasonably determines that neither it nor any group of which it is a member for VAT purposes is entitled to credit or receive repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this clause Section 2.17(k) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated a making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union) (including, for the avoidance of doubt the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994, or in the case of Ireland, to mean the group member notified by the Revenue Commissioners of Ireland in accordance with Section 15(1)(a) of the Value-Added Tax Consolidation Act of Ireland as being the member responsible for complying with the provisions of that Act in respect of the group)) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v) In relation to any supply made by a Recipient to any Party under a Loan Document, if reasonably requested by such Recipient, that Party must promptly provide such Recipient with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.

(l) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(m) Defined Terms. For the avoidance of doubt, for purposes of this Section 2.17, the term “Lender” includes the Swingline Lender. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Setoffs.

(a) The Lead Borrower shall (or cause the applicable Designated Subsidiary Borrower to) make each payment or prepayment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 12:00 noon, New York City time and (ii) in the case of payments denominated in a Foreign Currency, not later than the Applicable Time specified by the Administrative Agent for such currency, in each case on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Borrowing was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603, except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 9.03 and 9.04(d) shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Borrowing in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Borrowing was made (the “Original Currency”) no longer exists or the Lead Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Lead Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Lead Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b) At any time that payments are not required to be applied in the manner required by Section 7.03, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Lead Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Lead Borrower maintained with the Administrative Agent. The Lead Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the Lead Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Lead Borrower pursuant to and in accordance with the express terms of this Agreement (including without limitation any consideration paid pursuant to Section 9.04(d)) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans to any assignee or participant (including without limitation assignments pursuant to

Section 9.04(d)). The Lead Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Lead Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Lead Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders pursuant to the terms of this Agreement or any other Loan Document (including any date that is fixed for prepayment by notice from the Lead Borrower to the Administrative Agent pursuant to Section 2.11(b)), notice from the Lead Borrower that the applicable Borrower will not make such payment or prepayment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Lead Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the good-faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Lead Borrower hereby agrees to pay (or cause the applicable Designated Subsidiary Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Lead Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Lead Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) to the extent such consent would be required pursuant to Section 9.04(b), the Lead Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Swingline Lender), which consent shall not unreasonably be withheld, delayed or conditioned, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Lead Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Lead Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (a) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Lead Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20. Incremental Facilities.

(a) The Lead Borrower may at any time or from time to time after the Effective Date, by notice to the Administrative Agent, request one or more additional tranches of term loans (which may take the form of an increase in the principal amount of any existing tranche of Term Loans) (the “Incremental Term Loans”) or increases in the aggregate amount of Revolving Commitments (each such increase a “Incremental Revolving Commitment”; Incremental Term Loans and Incremental Revolving Commitments are collectively referred to herein as the “Incremental Facilities”); provided that, no Incremental Term Loans may be made and no Incremental Revolving Commitments may become effective unless, (i) on the proposed date of the making of such Incremental Term Loans or the effectiveness of such Incremental Revolving Commitments, as applicable, (A) the conditions set forth in clauses (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate on behalf of the Lead Borrower to that effect dated such date and executed by a Financial Officer of the Lead Borrower and (B) the Lead Borrower shall be in compliance (on a pro forma basis, assuming full drawing under the applicable Incremental Facility) with the covenants contained in Section 5.13; provided that, in the case of any Incremental Facilities the proceeds of which are to be used to finance a Limited Condition Transaction permitted hereunder, to the extent agreed by the Lenders providing such Incremental Facilities, (I) the representations and warranties the accuracy of which are a condition to the funding of such Incremental Facilities may be limited to (1) customary specified representations (or such other formulation thereof as may be agreed by the lenders providing such Incremental Facilities), and (2) those representations of the acquired company in the applicable acquisition agreement that are material to the interests of the lenders under the Incremental Facilities and if breached would give the Lead Borrower the right to terminate or refuse to close under the applicable acquisition agreement and (II) (x) at the time of the execution and delivery of the purchase agreement or other definitive documentation related to such Limited Condition Transaction, no Default or Event of Default shall have occurred and be continuing or shall occur as a result thereof and (y) on the date of the effectiveness and the making of any such Incremental Facilities, no Specified Default shall have occurred and be continuing or shall occur as a result thereof, and (ii) the Administrative Agent shall have received such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction. Notwithstanding anything to the contrary herein, the aggregate Dollar Amount (calculated as of the date such Debt was incurred, in the case of Incremental Term Loans, or first committed, in the case of Incremental Revolving Commitments) of all Incremental Facilities shall not exceed the sum of (A) $225,000,000 plus (B) the amount of any voluntary prepayments of the Term Loans and voluntary permanent reductions of the Revolving Commitments effected after the Effective Date (it being understood that any prepayment of Term Loans with the proceeds of substantially concurrent borrowings of new Loans hereunder or any reduction of Revolving Commitments in connection with a substantially concurrent issuance of new revolving commitments hereunder shall not increase the calculation of the amount under this clause (B)) plus (C) an unlimited additional amount such that, in the case of this clause (C) only, after giving effect (including pro forma effect) thereto (assuming full drawing under such Incremental Facilities), the Total Leverage Ratio calculated on a pro forma basis for the most recent Measurement Period shall not exceed 3.50 to 1.00 (other than to the extent such Incremental Facilities are incurred pursuant to this clause (C) concurrently with the incurrence of Incremental Facilities in reliance on clause (A) above, in which case the Total Leverage Ratio shall be permitted to exceed 3.50 to 1.00 to the extent of such Incremental Facilities incurred in reliance on such clause (A)); provided that, for the avoidance of doubt, Incremental Facilities may be incurred pursuant to this clause (C) prior to utilization of the amount set forth in clause (A) above. Each Incremental Facility shall be in an integral multiple of $25,000,000 and be in an aggregate principal amount that is not less than $25,000,000, provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above. Each such notice shall specify (A) the date on which the Lead Borrower proposes that the Incremental Revolving Commitments or the Incremental Term Loans, as applicable, shall be effective, which shall be a date not less than ten (10) Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Incremental Revolving Commitments or Incremental Term Loans, as applicable, being requested.

(b) No Subsidiary shall be a borrower or a guarantor under any Incremental Facility unless such Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed or borrowed, as applicable, the Obligations. Each Incremental Revolving Commitment shall be on terms and pursuant to documentation applicable to the existing Revolving Commitments. The Incremental Term Loans (i) if made as an increase in the principal amount of any existing tranche of Term Loans, shall have terms identical to those applicable to such Term Loans, (ii) shall rank pari passu or junior in right of payment with the Revolving Loans, (iii) shall not mature earlier than the Latest Maturity Date (but may have amortization and/or customary prepayments prior to such date); provided that the foregoing requirement shall not apply to the extent such Debt constitutes a customary bridge facility, so long as the long-term Debt into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (iii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (iv) except as set forth above, shall be treated substantially the same as (and in any event, no more favorably than) the Term Loans and (v) will accrue interest at rates determined by the Lead Borrower and the lenders providing such Incremental Term Loans. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Credit Exposure of the Lender holding such Incremental Revolving Commitment, and the Applicable Percentage of all the Revolving Lenders, shall automatically be adjusted to give effect thereto. On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Lender holding such Incremental Revolving Commitment, and each such Lender holding such Incremental Revolving Commitment shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations Swingline Loans outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Swingline Loans will be held by all the Revolving Lenders ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment. The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Lead Borrower referred to in Section 2.20(a) and of the effectiveness of any Incremental Facility, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to this Section 2.20(a).

(c) Incremental Facilities may be provided by any existing Lender (provided that no existing Lender shall have (x) an obligation to provide all or any portion of any Incremental Facility unless it so agrees in writing as provided in this Section 2.20 or (y) the right to provide all or any portion of any Incremental Facility) or by other bank, financial institution or other institutional lender or investor (other than an Ineligible Institution) (any such other bank, financial institution or other institutional lender or investor being called an “Additional Lender”); provided that, the Administrative Agent and the Swingline Lender shall have consented (such consent not to be unreasonably withheld) to such Lender or Additional

Lender providing such Incremental Facility, to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments to such Lender or Additional Lender. Commitments in respect of Incremental Facilities shall become Commitments under this Agreement pursuant to an amendment or amendment and restatement (each, an “Incremental Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Lead Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and such other conditions as the parties thereto shall agree. The Lead Borrower will use the proceeds of the Incremental Facilities for any purpose not prohibited by this Agreement.

(d) This Section 2.20 shall supersede any provisions in Section 2.18(d) or Section 9.02 to the contrary.

SECTION 2.21. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Lead Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Lead Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Lead Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Lead Borrower.

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.03 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder; third, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Lead Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Lead Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Lead Borrower’s obligations corresponding to such Defaulting Lender’s Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, the Required Revolving Lenders or the Required Term Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders directly affected thereby shall not, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(d) if any Swingline Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Revolving Commitment; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Lead Borrower shall within one (1) Business Day following notice by the Administrative Agent prepay such Swingline Exposure;

(e) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Lead Borrower in accordance with Section 2.22(d), and Swingline Exposure related to any such newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, unless the Swingline Lender shall have entered into arrangements with the Lead Borrower or such Lender, satisfactory to the Swingline Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Lead Borrower, the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.23. Extension of Maturity Date.

(a) Requests for Extension. The Lead Borrower may, by notice to the Administrative Agent (who shall promptly notify the applicable Class of Lenders) at any time, request that each applicable Lender extend such Lender’s Revolving Credit Maturity Date or Term Loan Maturity Date, as the case may be (the “Applicable Maturity Date”), to a date (the “Extended Maturity Date” and the date on which such extension becomes effective (which date shall be not less than 30 days after the date of such extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)), the “Extension Date”) that is after the Applicable Maturity Date then in effect with respect to such Class for such Lender. For the avoidance of doubt, the Lead Borrower may request extensions of any Class without requesting an extension of the other Class.

(b) Lender Elections to Extend. Each Lender of the applicable Class, acting in its sole and individual discretion, shall, by notice to the Administrative Agent (which shall be irrevocable unless the Lead Borrower otherwise consents in writing in its sole discretion) given not later than the date that is 15 days after the date on which the Administrative Agent received the Lead Borrower’s extension request (the “Lender Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender of the applicable Class that determines to so extend its Applicable Maturity Date, an “Extending Lender”). Each Lender of the applicable Class that determines not to so extend its Applicable Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender of the applicable Class that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Lead Borrower for extension of the Applicable Maturity Date.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Lead Borrower of each applicable Lender’s determination under this Section promptly after the Administrative Agent’s receipt thereof and, in any event, no later than the date that is 15 days prior to the applicable proposed Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Lead Borrower shall have the right, but shall not be obligated, on or before the Applicable Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as a “Revolving Lender” (in the case of any extension of the Revolving Credit Maturity Date), as a “Term Lender” (in the case of any extension of the Term Loan Maturity Date) under this Agreement in place thereof, one or more financial institutions that are not Ineligible Institutions (each, an “Additional Commitment Lender”) approved by the Administrative Agent in accordance with the procedures provided in Section 2.19(b), each of which applicable Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 9.04, with the Lead Borrower or replacement Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the Applicable Maturity Date for such Non-Extending Lender, assume a Revolving Commitment and/or Term Loans, as the case may be (and, if any such Additional Commitment Lender is already a Lender of the applicable Class, its Revolving Commitment and/or its outstanding Term Loans, as applicable, so assumed shall be in addition to such Lender’s Revolving Commitment and/or its outstanding Term Loans, as applicable, hereunder on such date). Prior to any Non-Extending Lender being replaced by one or more Additional Commitment Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Lead Borrower (which notice shall set forth such Lender’s new Applicable Maturity Date), to become an Extending Lender. The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Lead Borrower but without the consent of any other Lenders.

(e) Minimum Extension Requirement. If (and only if) the total of the applicable Revolving Commitments or the applicable outstanding Term Loans of the Lenders of the applicable Class that have agreed to extend their Applicable Maturity Date and the new or increased Revolving Commitments or the applicable newly assumed outstanding Term Loans of the applicable Class of any Additional Commitment Lenders is more than 50% of the aggregate amount of the Revolving Commitments or the applicable outstanding Term Loans, as applicable, in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Applicable Maturity Date of each Extending Lender and of each Additional Commitment Lender of the applicable Class shall be extended to the Extended Maturity Date (except that, if such date is not a Business Day, such Applicable Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender of such Class shall thereupon become a “Revolving Lender” and/or a “Term Lender”, as the case may be, for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Revolving Lender and/or a Term Lender, as the case may be, hereunder and shall have the obligations of a Revolving Lender and/or a Term Lender, as the case may be, hereunder.

(f) Conditions to Effectiveness of Extension. Notwithstanding the foregoing, any extension of any Maturity Date pursuant to this Section 2.23 shall not be effective with respect to any Extending Lender and each Additional Commitment Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;

(ii) the representations and warranties of the Lead Borrower set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the applicable Extension Date and immediately after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iii) the Administrative Agent shall have received a certificate from the Lead Borrower signed by a Financial Officer of the Lead Borrower (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by the Lead Borrower approving or consenting to such extension (or to the extent the resolutions delivered on the Effective Date approve such matters, a certification from the Lead Borrower that the resolutions delivered on the Effective Date remain in full force and effect and have not been amended or otherwise modified since the adoption thereof).

(g) Maturity Date for Non-Extending Lenders. On the Applicable Maturity Date of each Non-Extending Lender, (i) to the extent of the Revolving Commitments and Term Loans of each Non-Extending Lender of the relevant Class not assigned to the Additional Commitment Lenders of such Class, the Revolving Commitment of each Non-Extending Lender of such Class shall automatically terminate and (ii) the Lead Borrower shall repay such Non-Extending Lender of such Class in accordance with Section 2.10 (and shall pay to such Non-Extending Lender all of the other Obligations due and owing to it under this Agreement) and after giving effect thereto shall prepay any Loans of the applicable Class outstanding on such date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep outstanding Loans of the applicable Class ratable with any revised Applicable Percentages of the respective Lenders of such Class effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the applicable Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(h) Conflicting Provisions. This Section shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.24. Designated Subsidiary Borrowers.

(a) Designated Subsidiary Borrowers. The Lead Borrower may at any time, upon not less than fifteen (15) Business Days’ notice from the Lead Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request to designate any additional Subsidiary of the Lead Borrower organized under the laws of England and Wales, Ireland, Luxembourg or the Netherlands (an “Applicant Borrower”) as a co-borrower to receive Revolving Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Subsidiary Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein (i) the Administrative Agent must agree (which agreement shall not be unreasonably withheld) to such Applicant Borrower becoming a Designated Subsidiary Borrower, (ii) the Administrative Agent and such Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent, and Notes signed by such new Designated Subsidiary Borrowers to the extent any Lender so requires, including, (x) with respect to any Dutch Loan Party, (a) its deed of incorporation (oprichtingsakte), (b) articles of association (statuten) (c) an up-to-date certified extract of the Dutch Commercial Register (Kamer van Koophandel), (d) a copy of a resolution of the management board of the Dutch Loan Party approving the Designated Subsidiary Borrower Request and Assumption Agreement, this Agreement and any other Loan Documents to which such Dutch Loan Party is becoming a party, (e) if required by law or in the context of any legal opinion required to be delivered hereunder, a copy of a resolution of the general meeting of the Dutch Loan Party, (f) if applicable, a copy of a resolution signed by the supervisory board of the Dutch Loan Party, and (g) if applicable, an unconditional or otherwise acceptable positive advice from each relevant works’ council, including the request for advice and (y) with respect to any Luxembourg Loan Party, (a) a copy of the up-to-date constitutional documents of such Luxembourg Loan Party, (b) a copy of the resolutions of the board of managers, or equivalent body, of such Luxembourg Loan Party approving the Loan Documents to which it is a party, and authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it in connection with the Loan Documents to which it is a party, (c) specimen signatures for the person(s) authorized in the resolutions referred to in the immediately preceding clause (b), (d) a copy of the excerpt (extrait) and the negative certificate (certificat de noninscription d’une décision judiciaire) each issued by the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) pertaining to such Luxembourg Loan Party and dated no earlier than one Business Day than the date of such certificate, (e) a certificate from such Luxembourg Loan Party, signed by an authorized signatory, (i) attaching each copy document specified in the immediately preceding clauses (a) through (d), (ii) certifying that such documents are correct, complete and in full force and effect and have not been amended or superseded at a date no earlier than the date of such certificate, (iii) confirming that, borrowing, securing or guaranteeing (as appropriate) pursuant to the Loan Documents to which it is a party would not cause any borrowing, security, guarantee or other similar limit binding on it to be exceeded; and (iii) upon the reasonable request of any Revolving Lender, the Applicant Borrowers shall have provided to such Revolving Lender, and such Revolving Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and any Applicant Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Revolving Lender that so requests, a Beneficial Ownership Certification in relation to such Applicant Borrower (the requirements in clauses (i), (ii) and (iii) hereof, the “Designated Subsidiary Borrower Requirements”). If the Designated Subsidiary Borrower Requirements are met, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Subsidiary Borrower Notice”) to the Lead Borrower and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Subsidiary Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Subsidiary Borrower to receive Revolving Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Subsidiary Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Borrowing Request may be submitted by or on behalf of such Designated Subsidiary Borrower until the date five (5) Business Days after such effective date.

(b) Appointment. Each Subsidiary of the Lead Borrower that is or becomes a “Designated Subsidiary Borrower” pursuant to this Section 2.24 hereby irrevocably appoints the Lead Borrower to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the Lead Borrower may execute such documents on behalf of such Designated Subsidiary Borrower as the Lead Borrower deems appropriate in its sole discretion and each Designated Subsidiary Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lender to the Lead Borrower shall be deemed delivered to each Designated Subsidiary Borrower and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Lead Borrower on behalf of each of the Loan Parties.

(c) For the avoidance of doubt, it is understood and agreed that a Designated Subsidiary Borrower shall cease to constitute a Designated Subsidiary Borrower as a result of any Disposition of such Designated Subsidiary Borrower to any Person (other than the merger into or consolidation with any other Foreign Subsidiary to the extent such continuing or surviving Person of such transaction shall be the Designated Subsidiary Borrower).

ARTICLE III

Representations and Warranties

Each Loan Party (except with respect to the representations and warranties set forth in Section 3.17, which shall be made by the Designated Subsidiary Borrowers, if any, to which such representations and warranties apply) represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Existence, Qualification and Power. Each Loan Party (a) is a legal entity duly organized, validly existing and in good standing (to the extent such concept exists and is applicable) under the laws of the jurisdiction of its organization, (b) is duly qualified in every jurisdiction in which such qualification is required and (c) has all requisite power and authority (including, without limitation, all material Governmental Authorizations, which Governmental Authorizations are current and valid) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except in the case of clauses (b) and (c) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated thereby, are within such Loan Party’s corporate (or other) powers, have been duly authorized by all necessary corporate (or other) action, and do not (a) contravene such Loan Party’s Organization Documents, (b) violate any law, rule, regulation (including, without limitation, Regulation X of the Board), order, writ, judgment, injunction, decree, determination or award, (c) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties the effect of which could reasonably be expected to result in a Material Adverse Effect, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

SECTION 3.03. Governmental Authorization; Other Consents. No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document to which it is a party.

SECTION 3.04. Binding Effect. This Agreement has been, and each other Loan Document when delivered will have been, duly executed and delivered by each Loan Party. This Agreement is, and each other Loan Document when delivered will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, and subject to the effects of general principles of equity (regardless whether considered in a proceeding in equity or at law).

SECTION 3.05. Litigation. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of the Lead Borrower, threatened before any Governmental Authority or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.

SECTION 3.06. Financial Statements; No Material Adverse Effect.

(a) The Lead Borrower has heretofore furnished to the Administrative Agent and the Lenders the Closing Date Financial Statements. Such financial statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Since December 31, 2021 there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) No Default exists.

SECTION 3.07. Disclosure. No written information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents (as modified or supplemented by other information so furnished), taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, in each case, with respect to such written information, exhibit or report furnished on or prior to the Effective Date, as of the Effective Date; provided that with respect to projected financial information, the Loan Parties represent only that such information was proposed in good faith based upon assumptions believed to be reasonable at the time, it being understood that projections are subject to uncertainties and contingencies beyond the control of the Loan Parties and that no assurances can be given that such projections will be realized.

SECTION 3.08. Margin Regulations. Neither the Lead Borrower nor any of its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowing will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

SECTION 3.09. Investment Company Act. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 3.10. Solvency. The Lead Borrower is, together with its Subsidiaries, Solvent.

SECTION 3.11. ERISA Compliance.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, the Lead Borrower and each ERISA Affiliate have complied with their obligations under the Pension Funding Rules with respect to each Plan subject to Pension Funding Rules, and no application for a funding waiver or an extension of any amortization period pursuant to Pension Funding Rules has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event likely to result in a material liability for any Loan Party has occurred or is reasonably expected to occur; (ii) no Plan has any Unfunded Pension Liability that could reasonably be expected to result in a Material Adverse Effect; (iii) neither the Lead Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) neither the Lead Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA; and (vi) no Plan has been terminated by the plan administrator thereof pursuant to Section 4041(c) of ERISA.

SECTION 3.12. Environmental Compliance. There are no facts, circumstances or conditions in any way relating to the past or present business or operations of the Lead Borrower and its Subsidiaries or, to the knowledge of the Responsible Officers of the Lead Borrower, any of their respective predecessors (including with respect to the Release of any wastes, Hazardous Materials or other materials), or to any past or present property of the Lead Borrower or any of its Subsidiaries, that could reasonably be expected to give rise to any, or that have given rise to any, Environmental Liability, Environmental Action or to any claim, proceeding or other liability under or relating to any Environmental Law, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.13. Taxes. Except for failures that would not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party and each of its Subsidiaries (1) has timely filed all Tax returns that were required to have been filed by it, taking into account any valid extension thereof, (2) has paid all Taxes that were required to have been paid by it (including in its capacity as a withholding agent) to the extent due and payable, except for any such Tax that is currently being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (3) has made adequate accruals and reserves (in accordance with GAAP) for all taxes not yet due and payable and (4) has no pending audits, proceedings or other actions related to the assessment or collection of Taxes.

SECTION 3.14. Use of Proceeds.

(a) All proceeds of the Term Loans will be used for the Effective Date Refinancing and, to the extent any amounts in excess thereof are available, for general corporate purposes of the Lead Borrower and its Subsidiaries.

(b) All proceeds of the Revolving Loans and the Swingline Loans will be used to pay fees and expenses in connection with the Transactions, for general corporate purposes of the Lead Borrower and its Subsidiaries and, to the extent the Effective Date Refinancing exceeds the amount of Term Loans available hereunder, for the Effective Date Refinancing.

SECTION 3.15. Anti-Corruption Laws; Anti-Terrorism Laws; OFAC.

(a) The Lead Borrower and each other Loan Party has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by itself and its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Sanctions Laws and Regulations.

(b) The Lead Borrower and each other Loan Party, their respective directors, officers, employees, and, to the knowledge of the Lead Borrower, brokers and other agents acting or benefiting in any capacity in connection with any Facility, and each shareholder of the Lead Borrower and any Loan Party (excluding any public shareholders of the Lead Borrower other than the Equity Investors and their Affiliates), Subsidiaries, and affiliates:

(i) is in compliance in all material respects with applicable Anti-Corruption Laws, applicable Sanctions Laws and Regulations and, to the knowledge of the Lead Borrower, is not subject to any pending investigation or enforcement action in connection therewith;

(ii) is not a Designated Person or owned or controlled by a Designated Person; and

(iii) is not involved in any transactions, directly or indirectly, that could reasonably be expected to result in its becoming a Designated Person.

The foregoing representations in this Section 3.15 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.

SECTION 3.16. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 3.17. Designated Subsidiary Borrower Additional Representations.

(a) Dutch Specific Representations. Any fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes in which a Designated Subsidiary Borrower that is organized under the laws of the Netherlands is included, if any, consists of the Lead Borrower and/or its Subsidiaries. Each Designated Subsidiary Borrower that is organized under the laws of the Netherlands, if any, is resident for Tax purposes in the Netherlands only, and does not have a permanent establishment or other taxable presence outside the Netherlands.

(b) Luxembourg Specific Representations. (i) The Centre of Main Interests of each Designated Subsidiary Borrower that is organized under the laws of Luxembourg, if any, is situated in Luxembourg; no such Designated Subsidiary Borrower, if any, has an “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction; each such Designated Subsidiary Borrower, if any, keeps its shareholder register (registre des associés) at its registered office in Luxembourg.

(c) UK Specific Representations. In respect of any Designated Subsidiary Borrower incorporated in England and Wales, for the purposes of The Insolvency (Amendment) (EU Exit) Regulations 2019 (as amended) (the “Exit Regulation”), its Centre of Main Interests is situated in England and Wales.

(d) Irish Specific Representations. (ii) The entry into by any Designated Subsidiary Borrower that is organized under the laws of Ireland of this Agreement and the performance by any such Designated Subsidiary Borrower of the transactions contemplated hereby and the obligations incurred hereunder do not constitute the provision of financial assistance within the meaning of Section 82 of the Irish Companies Act. The prohibition contained in Section 239 of the Irish Companies Act does not apply to this Agreement or the transactions contemplated hereby by reason of the fact that any Designated Subsidiary Borrower that is organized under the laws of Ireland and each other company whose liabilities are hereby guaranteed are members of a group of companies consisting of a holding company and its subsidiaries for the purposes of Section 243 of the Irish Companies Act.

(ii) Each Designated Subsidiary Borrower that is organized under the laws of Ireland, if any, represents and warrants to the Lenders that its Centre of Main Interests is in Ireland and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The effectiveness of this Agreement and the initial extension of credit under the Facilities on the Effective Date is subject to satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) Executed Counterparts. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinion of Counsel to the Loan Parties. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders as of the Effective Date and dated the Effective Date) of Allen & Overy LLP, counsel to the Loan Parties (or any other counsel reasonably acceptable to the Administrative Agent) in each case, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request (and the Lead Borrower hereby instructs such counsels to deliver such opinion to the Lenders and the Administrative Agents).

(c) Organizational Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and set forth on Exhibit B hereto.

(d) Financial Statements. The Administrative Agent shall have received (i) adjusted condensed combined financial statements of Colfax Corporation (excluding ESAB) for the 2020 fiscal year and (ii) unaudited adjusted condensed combined financial statements of Colfax Corporation (excluding ESAB) for the three quarter period of the 2021 fiscal year ending September 30, 2021 (the financial statements referred to in this clause (d), the “Closing Date Financial Statements”).

(e) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Lead Borrower, confirming compliance with the conditions set forth in Sections 4.01(h), (j) and (k) and Sections 4.02(a) and (b). The parties hereto acknowledge and agree that the Administrative Agent may rely conclusively, and without any further investigation or diligence, on the foregoing certificate to determine compliance with the foregoing Sections.

(f) Fees and Expenses. All fees and expenses due and payable to the Administrative Agent, the Lenders and their respective Affiliates and required to be paid on or prior to the Effective Date shall have been paid or shall have been authorized to be deducted from the proceeds of the initial Loans, so long as any such fees or expenses not expressly set forth in the fee letters related to this Agreement or one or more of the Facilities hereunder entered into by Colfax and the Administrative Agent, the Lenders and/or their respective Affiliates in connection with the Transactions have been invoiced not less than one (1) Business Day prior to the Effective Date (except as otherwise reasonably agreed by the Lead Borrower).

(g) Information. (x) To the extent reasonably requested at least ten (10) Business Days prior to the Effective Date, the Lead Borrower shall have provided to the Administrative Agent and each requesting Lender, and the Administrative Agent and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act, in each case at least three (3) Business Days prior to the Effective Date and (y) to the extent requested, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Administrative Agent and each Lender that so requests a Beneficial Ownership Certification in relation to such Loan Party at least three (3) Business Days prior to the Effective Date (provided that, upon the execution and delivery by each Lender of its signature page to this Agreement, the condition set forth in this clause (g) shall be deemed to be satisfied).

(h) Material Adverse Effect. Since December 31, 2021, there shall not have occurred a Material Adverse Effect.

(i) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate substantially in the form of Exhibit C, dated the Effective Date and signed by the chief financial officer of the Lead Borrower.

(j) Third Party Indebtedness. On the Effective Date, immediately after giving effect to the Transactions, none of the Lead Borrower or any of its Subsidiaries shall have any third party indebtedness not permitted to remain outstanding hereunder and the Administrative Agent shall have received evidence satisfactory to it that the credit facility evidenced by the Existing Credit Agreement shall have been terminated and cancelled and all indebtedness thereunder shall have been, or will substantially concurrently with the Transactions be, fully repaid.

(k) Transactions. The Transactions shall have been consummated substantially concurrently with the entering into of this Agreement.

The Administrative Agent shall notify the Lead Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the occurrence of the Effective Date and the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Borrowing Request.

(d) In connection with a Borrowing of Revolving Loans in an Agreed Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that would make it impracticable for such credit extension to be denominated in such Agreed Currency.

(e) If the applicable Borrower is a Designated Subsidiary Borrower, then the conditions of Section 2.24 to the designation of such Borrower as a Designated Subsidiary Borrower shall have been met to the satisfaction of the Administrative Agent.

(f) If there is any Irish Loan Party, the entry into and performance of the Loan Documents by such Irish Loan Party will not constitute a breach of Section 239 of the Irish Companies Act or a breach of Section 82 of the Irish Companies Act.

Each Borrowing shall be deemed to constitute a representation and warranty by the Lead Borrower on the date thereof as to the matters specified in paragraphs (a) through (f) of this Section.

ARTICLE V

Affirmative Covenants

Commencing on the Effective Date and until the Termination Date Conditions have been satisfied, each Loan Party will:

SECTION 5.01. Compliance with Laws. Comply, and cause each of its Subsidiaries to comply with all applicable Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and maintain policies and procedures reasonably designed to ensure compliance by itself, each of its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws or applicable Sanctions Laws and Regulations (except to the extent that this provision would expose the Lead Borrower or any of its Subsidiaries incorporated in Germany or within the EU or any director, officer or employee thereof to any liability or enforcement under EU Regulation (EC) 2271/96, Section 7 of the German Foreign Trade Regulation, or any similar law, as applicable).

SECTION 5.02. Payment of Obligations. Except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property (other than Liens permitted under Section 6.01); provided, however, that neither the Lead Borrower nor any of its Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its creditors.

SECTION 5.03. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits and (ii) obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties.

SECTION 5.04. Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Lead Borrower or such Subsidiary operates.

SECTION 5.05. Preservation of Existence, Etc. Except as otherwise permitted by this Agreement or as otherwise agreed by the Administrative Agent in its sole discretion (and excluding Excluded Subsidiaries of the Lead Borrower), preserve and maintain, and cause each of its Subsidiaries to preserve and maintain (a) its existence, and, in the case of the Lead Borrower, its legal structure and legal name, (b) its rights, permits, licenses, approvals, privileges and franchises; provided, however, that neither the Lead Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the preservation thereof is no longer desirable in the conduct of the business of the Lead Borrower or such Subsidiary, as the case may be, and if the loss thereof could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Inspection Rights. At any reasonable time and from time to time during normal business hours and following reasonable prior notice, permit the Administrative Agent or any of the Lenders, or any agents or representatives of the Administrative Agent, to examine and make copies of and abstracts from the records and books of account of the Lead Borrower or any other Loan Party (other than materials protected by attorney-client privilege or that a Loan Party may not disclose without violation of a confidentiality obligation binding on it or subject to any other data protection laws) and visit the properties of the Lead Borrower and any other Loan Party, and to discuss the affairs, finances and accounts of the Lead Borrower and any other Loan Party with any of their officers or directors and with their independent certified public accountants.

SECTION 5.07. Books and Records. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries of all financial transactions and the assets and business of the Lead Borrower and each of its Subsidiaries shall be made in accordance with generally accepted accounting principles in effect from time to time.

SECTION 5.08. Maintenance of Properties. Except as otherwise expressly permitted by this Agreement, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are useful and necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of its Affiliates on terms that are fair and reasonable and substantially no less favorable to the Lead Borrower and its Subsidiaries than they would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, other than (a) transactions among the Lead Borrower and its Subsidiaries and among the Subsidiaries of the Lead Borrower, (b) transfer pricing transactions in the ordinary course of business on terms providing for the Lead Borrower and its Subsidiaries to recover, in the aggregate, their costs (plus any arm’s length profit mark-up) in respect of any transferred product, (c) dividends permitted under Section 6.07, and (d) transactions entered into in connection with, and in furtherance of, the Spin-Off as described in the Certain Relationships and Related Person Transactions section of the Lead Borrower’s public filings made with the U.S. Securities and Exchange on or prior to the date of the Spin-Off, and other transactions not described therein which are not material to the Lead Borrower and its Subsidiaries taken as a whole. Nothing in this Section 5.09 shall impair or prevent the allocation of expenses among the Lead Borrower and its Subsidiaries; provided that such allocation is made on a reasonable basis.

SECTION 5.10. Covenant to Guarantee Obligations.

(a) Within 45 days (or such later date as the Administrative Agent may agree to in its reasonable discretion) following the formation or acquisition after the Effective Date of any Domestic Subsidiary which is not an Excluded Subsidiary, cause such Domestic Subsidiary to guarantee all of the Guaranteed Obligations pursuant to Article X and duly execute and deliver to the Administrative Agent a Guaranty Supplement, together with, upon the request of the Administrative Agent in its sole reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such guaranties and guaranty supplements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms and as to matters of corporate formalities as the Administrative Agent may request.

(b) If and when a Domestic Subsidiary ceases to be an Excluded Subsidiary, cause such Domestic Subsidiary to comply with the provisions and requirements of Section 5.10(a) as set forth above.

SECTION 5.11. Use of Proceeds. Use the proceeds of the Loans only as provided in Section 3.14.

SECTION 5.12. Reporting Requirements. Furnish to the Administrative Agent and the Lenders:

(a) Default Notices. As soon as possible and in any event within two Business Days after the Lead Borrower knows of the occurrence of a Default or Event of Default which is continuing, a statement of the chief financial officer of the Lead Borrower setting forth details of such Default or Event of Default and the action that the Lead Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for the Lead Borrower and its Subsidiaries, including Consolidated balance sheets of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the Lead Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an unqualified opinion of independent public accountants of recognized standing, together with (i) commencing with the Fiscal Year ended December 31, 2021, a certificate of such accounting firm to the Loan Parties stating that in the course of the regular audit of the business of the Lead Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the financial covenants contained in Section 5.13; provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide, if necessary for the determination of compliance with Section 5.13, a statement of reconciliation conforming such financial statements to GAAP, (iii) a certificate of the chief financial officer of the Lead Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Lead Borrower has taken and proposes to take with respect thereto, and (iv) a Compliance Certificate.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Lead Borrower and its Subsidiaries as of the end of such quarter, Consolidated statements of income and a Consolidated statement of cash flows of the Lead Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Lead Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year end audit adjustments) by the chief financial officer of the Lead Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Lead Borrower has taken and proposes to take with respect thereto, and (ii) a Compliance Certificate.

(d) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 3.05.

(e) ERISA. Promptly and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred or any Loan Party or any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, a statement of the chief financial officer of the Lead Borrower describing such ERISA Event or Withdrawal Liability and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto.

(f) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance or properties of any Loan Party as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

(g) Important Events. Within five Business Days of any Responsible Officer acquiring knowledge of any event that could reasonably be expected to have a Material Adverse Effect, notice of such event.

Documents required to be delivered pursuant to Section 5.12(b) or (c) (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto, on the Internet in the investors’ relations section of the Lead Borrower’s website; (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are posted on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov; provided that (A) upon request of the Administrative Agent or any Lender, the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, as applicable, and (B) the Lead Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above and, in any event, shall have no responsibility to monitor compliance by the Lead Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.13. Financial Covenants. So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Lead Borrower will:

(a) Total Leverage Ratio. Maintain, as of the last day of each Fiscal Quarter, for each of the Measurement Periods ended as of such date, a Total Leverage Ratio of not more than 4.50:1.00, stepping down to (1) commencing with the date on which the Lead Borrower and its Subsidiaries have sold, disposed, exchanged or otherwise transferred any retained Equity Interests in ESAB to one or more unaffiliated third parties, 4.00:1.00, (2) commencing with the fiscal quarter ending June 30, 2023, 3.75:1.00 and (3) commencing with the fiscal quarter ending June 30, 2024, 3.50:1.00; provided that, with respect to any period occurring on or after the second full Fiscal Quarter ending after the Effective Date, to the extent that any Loan Party or any of its Subsidiaries (i) consummates during any period of four Fiscal Quarters for which financial statements are available, one or more acquisitions for which the aggregate consideration, including assumed Debt, for all such acquisitions, is $500,000,000 or more and (ii) within 30 days of consummating such acquisition or acquisitions referred to in clause (i) of this proviso, the Lead Borrower notifies the Administrative Agent that the Lead Borrower elects to increase the maximum Total Leverage Ratio threshold as a result thereof, then the maximum Total Leverage Ratio threshold for the Fiscal Quarter in which such election is made by the Lead Borrower and the immediately three following Fiscal Quarters (such period of four Fiscal Quarters, an “Acquisition Holiday Period”) shall be increased by 0.50:1.00 (provided that the maximum Total Leverage Ratio threshold for any such Fiscal Quarter shall not, in any event, exceed 4.50:1.00). The Lead Borrower may make no more than two such elections.

(b) Interest Coverage Ratio. Maintain, as of the last day of each Fiscal Quarter, for each of the Measurement Periods ended as of such date, an Interest Coverage Ratio of not less than 3.00:1.00.

SECTION 5.14. Dutch Specific Covenants.

(a) Fiscal Unity for Dutch Tax Purposes. Any fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes in which a Designated Subsidiary Borrower that is organized under the laws of the Netherlands, if any is included, will consist of the Lead Borrower and/or its Subsidiaries.

(b) Residency for Dutch Tax Purposes. Each Designated Subsidiary Borrower that is organized under the laws of the Netherlands, if any, will remain resident for tax purposes in the Netherlands only and not create a permanent establishment or other taxable presence outside the Netherlands without with the prior written consent of the Administrative Agent (acting on the instructions of the Lenders).

ARTICLE VI

Negative Covenants

Commencing on the Effective Date and until the Termination Date Conditions have been satisfied, the Loan Parties shall not:

SECTION 6.01. Liens. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, except:

(a) Permitted Liens;

(b) Liens existing on the Effective Date and any renewals or extensions thereof; provided that any renewal or extension of the obligations secured by such Liens are permitted by Section 6.02;

(c) purchase money Liens upon or in property or equipment acquired, constructed, developed or improved by the Lead Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction, development or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition, construction, development or improvement, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that such existing Liens were not created in contemplation of such acquisition, construction, development or improvement and do not extend to any assets other than those subject to such acquisition, construction, development or improvement;

(d) Liens arising in connection with Capitalized Leases permitted under Section 6.02(f); provided that such Liens do not extend to any assets other than the property financed by such Debt;

(e) Rights of setoff, revocation, refund or chargeback of bankers’ liens upon deposits of cash or other funds or assets in favor of banks or other financial institutions arising under deposit agreements entered into in the ordinary course of business or arising under the Uniform Commercial Code or other operation of law;

(f) Liens securing Debt permitted to be incurred under Section 6.02(i);

(g) [Intentionally Omitted]; and

(h) Liens in favor of a Receivables Subsidiary or a Person that is not a Subsidiary of the Lead Borrower on Receivables Assets or the Equity Interests of a Receivables Subsidiary, in each case granted in connection with a Receivables Facility solely to secure obligations owing to such Receivables Subsidiary or other Person that is not a Subsidiary of the Lead Borrower under such Receivables Facility.

SECTION 6.02. Debt. Create, incur, assume or suffer to exist, or permit any Subsidiary of the Lead Borrower to create, incur, assume or suffer to exist, any Debt, except:

(a) Debt in respect of Hedge Agreements not prohibited by Section 6.09;

(b) Intercompany Debt of the Lead Borrower or any of its Subsidiaries owing to the Lead Borrower or any of its Subsidiaries to the extent permitted by Section 6.06;

(c) Debt under the Loan Documents;

(d) Debt of the Loan Parties in respect of senior unsecured notes in an aggregate principal amount not to exceed $600,000,000 and any refinancings, refundings, renewals or extensions thereof (provided that (x) the amount of such refinancing, refunding, renewing or extending Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to all accrued and unpaid interest and premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and the direct or any contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension and (y) the terms relating to amortization, maturity, collateral

(if any) and subordination (if any), and other material terms taken as a whole, of any such Debt, and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the refinanced, refunded, renewed or extended Debt;

(e) Debt secured by Liens permitted by Section 6.01(c); provided that in each case (i) such Debt is incurred by such Person at the time of, or not later than 120 days after, the acquisition, construction, development or improvement by such Person of the property so financed and (ii) such Debt does not exceed the purchase price of the property (or the cost of constructing, developing or improving the same) so financed;

(f) Debt under Capitalized Leases; provided that the aggregate principal amount of Debt outstanding under Sale and Leaseback Transactions shall not exceed, at any time outstanding, $125,000,000;

(g) additional unsecured Debt of the Loan Parties in an aggregate amount not to exceed, at any time outstanding, $175,000,000, plus additional amounts in excess thereof subject to pro forma compliance, at the time of incurrence thereof, with Section 5.13 as of the last day of the most recently ended Measurement Period;

(h) Debt of the Lead Borrower and its Subsidiaries incurred in connection with any Receivables Facility in an aggregate principal amount not to exceed at any time outstanding, $150,000,000;

(i) Secured Debt of the Lead Borrower and its Subsidiaries and Debt of Subsidiaries that are not Loan Parties in an aggregate principal amount not to exceed, at any time outstanding, $275,000,000;

(j) Debt existing on the Effective Date, and any refinancings, refundings, renewals or extensions thereof; provided that (x) the amount of such refinancing, refunding, renewing or extending Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to all accrued and unpaid interest and premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, solely to the extent such unutilized commitment is permitted to be drawn immediately prior to the incurrence of such refinancing, refunding, renewal or extension, and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension and (y) the terms relating to amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such Debt, and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the refinanced, refunded, renewed or extended Debt; and

(k) Debt consisting of guaranties by the Lead Borrower and its Subsidiaries of Debt of the Lead Borrower or any of its Subsidiaries to the extent such Debt being guaranteed is permitted under any of clauses (a) through (f), (h) and (i) in this Section 6.02.

SECTION 6.03. Change in Nature of Business. Conduct, transact or engage, or permit any Subsidiary of the Lead Borrower to conduct, transact or engage, in any business or operation other than those conducted on the Effective Date and diversified technology manufacturing and services, and activities or business related or incidental thereto.

SECTION 6.04. Fundamental Changes. Merge, wind up, dissolve or liquidate into or consolidate with (or any local law equivalent thereof) any Person or permit any Person to merge, liquidate into it, or consummate a Division as the Dividing Person, or permit any Subsidiary of the Lead Borrower to do so, except that:

(a) any Domestic Subsidiary may merge, wind up, dissolve or liquidate into or consolidate with (i) the Lead Borrower; provided that the Lead Borrower shall be the continuing or surviving Person of such transaction or (ii) any one or more other Domestic Subsidiaries; provided that if the merger, wind up, dissolution, liquidation or consolidation involves a Guarantor, the continuing or surviving Person of such transaction shall either be such Guarantor or become a Guarantor pursuant to the terms of Section 5.10;

(b) any Foreign Subsidiary may merge, wind up, dissolve or liquidate into or consolidate with (i) any one or more other Foreign Subsidiaries (provided that if the merger, windup, dissolution, liquidation or consolidation involves a Designated Subsidiary Borrower, the continuing or surviving Person of such transaction shall be the Designated Subsidiary Borrower) or (ii) except to the extent such Foreign Subsidiary is a Designated Subsidiary Borrower, with any Domestic Subsidiary (provided that such Domestic Subsidiary is the continuing or surviving Person of such transaction);

(c) in connection with any sale or other Disposition permitted under Section 6.05 (other than clause (b) thereof) or any Permitted Acquisition, any Subsidiary of the Lead Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

(d) any Subsidiary that is an LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Loan Parties at such time, or, with respect to assets not so held by one or more Loan Parties, such Division, in the aggregate, would otherwise result in a Disposition permitted by Section 6.05 (other than clause (b) thereof).

SECTION 6.05. Dispositions. Dispose of, or permit any Subsidiary of the Lead Borrower to Dispose of, any assets, except:

(a) sales and leases of inventory in the ordinary course of its business;

(b) in a transaction permitted by Section 6.04;

(c) Dispositions of assets by the Lead Borrower and its Subsidiaries to any Subsidiary of the Lead Borrower or the Lead Borrower;

(d) Dispositions of assets for cash and/or promissory notes in an aggregate amount not to exceed the greater of (x) 2.50% of Consolidated Total Assets and (y) $150,000,000 in any Fiscal Year; provided that (i) at least 75% of such proceeds consist of cash, (ii) such Dispositions are for fair market value (other than minority interests in Subsidiaries) and (iii) no Default shall have occurred and be continuing or would result from such Dispositions;

(e) Dispositions of obsolete assets or other assets no longer used or useful in the conduct of such Person’s business;

(f) Dispositions consisting of the licensing of intangible assets in the ordinary course between Subsidiaries of the Lead Borrower or between the Lead Borrower and any of its Subsidiaries;

(g) sales of Receivables Assets to a Receivables Subsidiary or a Person that is not a Subsidiary of the Lead Borrower in connection with any Receivables Facility; and

(h) in addition to Dispositions permitted under this Section 6.05 (the other exceptions not limiting the ability of Dispositions to be made under this subsection), Dispositions by the Lead Borrower and its Subsidiaries in an amount not to exceed $75,000,000 in any Fiscal Year.

SECTION 6.06. Investments. Make or hold, or permit any Subsidiary of the Lead Borrower to make, hold or acquire (including pursuant to any merger or consolidation with, or as a Division Successor pursuant to the Division of, any Person that was not a Wholly-Owned Subsidiary prior to such merger, consolidation or Division), any Investment in any Person, except:

(a) equity Investments by the Lead Borrower and its Subsidiaries in their respective Subsidiaries;

(b) loans and advances to employees in the ordinary course of the business of the Lead Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(c) Investments by the Lead Borrower and its Subsidiaries in Cash Equivalents;

(d) Investments in Hedge Agreements not prohibited by Section 6.09;

(e) intercompany loans by the Lead Borrower and its Subsidiaries to any Subsidiary of the Lead Borrower or the Lead Borrower; provided that if the obligor or obligee thereunder ceases to constitute a Subsidiary of the Lead Borrower, any intercompany loans to which such obligor or obligee is a party outstanding on such date of cessation pursuant to this clause (e) shall cease to be permitted under this clause (e);

(f) Investments (i) in accounts receivable in the ordinary course of business and (ii) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business to the extent that the Lead Borrower or relevant Subsidiary was a creditor of such customer or supplier at the time of filing of such bankruptcy, reorganization or at the time such obligation became delinquent or such dispute arose, as the case may be;

(g) Investments by the Lead Borrower and its Subsidiaries consisting of the purchase or other acquisition of all of the Equity Interests of another Person or the assets comprising a division or business unit or a substantial part or all of the business of another Person; provided that (i) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing, (ii) the aggregate consideration in cash, Cash Equivalents and/or promissory notes for such purchases or other acquisitions (excluding any common stock of the Lead Borrower and cash received substantially simultaneously with such purchase or other acquisition from the issuance of common stock of the Lead Borrower) may not exceed (A) $150,000,000 plus (B) at any time, additional amounts if, immediately after giving effect to such purchase or other acquisition, the Lead Borrower shall be in pro forma compliance with Section 5.13, such compliance to be determined on the basis of the financial information most recently delivered (or required to have been delivered) to the Administrative Agent and the Lenders as though such Investment had been consummated as of the first day of the fiscal period covered thereby, (iii) in the case of a purchase or acquisition of the Equity Interests of another Person, such purchase or acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Lead Borrower or any Subsidiary and (iv) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, the Loan Parties are in compliance with Section 6.03; provided, further, that, if such acquisition is a Limited Condition Transaction, the conditions in clauses (i) and (ii) above may be satisfied as of the date of the entering into of the definitive agreement for such Limited Condition Transaction so long as no Specified Default shall have occurred and be continuing at the time of, or would result from, the consummation thereof;

(h) Investments by the Lead Borrower and its Subsidiaries in joint venture entities that are not Subsidiaries in an aggregate amount not to exceed $200,000,000 (in each case, net of cash repayments of principal in the case of Investments consisting of loans, sale proceeds in the case of Investments consisting of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of Investments consisting of equity investments); and

(i) additional Investments not otherwise permitted under this Section 6.06 subject to pro forma compliance at the time such Investments are made, with Section 5.13 as of the most recent Measurement Period; provided that, immediately before and immediately after giving pro forma effect to any such Investments, no Default or Event of Default shall have occurred and be continuing;

(j) [reserved]; and

(k) the Lead Borrower’s entry into (including payments of premiums in connection therewith), and the performance of obligations under, any Permitted Bond Hedge Transactions and Permitted Warrant Transactions in accordance with their terms.

SECTION 6.07. Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests (other than, with respect to the Lead Borrower, any Permitted Convertible Indebtedness, any Permitted Bond Hedge Transactions or any Permitted Warrant Transactions) now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) or permit any of its Subsidiaries to do any of the foregoing (collectively, “Restricted Payments”), except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) the Lead Borrower may (i) declare and pay dividends and distributions payable in its common stock and purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights, and (ii) declare and pay dividends and distributions in cash and purchase, redeem, retire, defease or otherwise acquire Equity Interests with cash and notes so long as before and after giving effect to the payment of such distribution or dividend, the Total Leverage Ratio of the Lead Borrower, calculated on a pro forma basis for the most recent Measurement Period, shall not exceed 3.25 to 1.00;

(b) any Subsidiary of the Lead Borrower may (i) declare and pay dividends to the Lead Borrower, (ii) declare and pay dividends to any Subsidiary of the Lead Borrower of which it is a Subsidiary; provided that if such Subsidiary declaring and paying dividends is not Wholly-Owned, the Lead Borrower or the Subsidiary of the Lead Borrower which owns equity interests in the Subsidiary paying such dividends or distributions shall receive at least its proportionate share thereof (based upon its relative holding of the equity interest in the Subsidiary paying such dividends or distributions and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary) unless its then shareholders, members or partners are required under applicable law to receive a greater proportionate share thereof;

(c) the Lead Borrower or any of its Subsidiaries may purchase, redeem, retire, defease or otherwise acquire Equity Interests in any Subsidiary; and

(d) additional Restricted Payments not otherwise permitted under this Section 6.07 in an amount not to exceed in any Fiscal Year the greater of (A) $50,000,000 and (B) 3.5% of Consolidated Net Tangible Assets.

Notwithstanding the foregoing, and for the avoidance of doubt, (i) the conversion by holders of (including any cash payment upon conversion), or required payment of any principal or premium on, or required payment of any interest with respect to, any Permitted Convertible Indebtedness, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Indebtedness, shall not constitute a Restricted Payment; provided that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Indebtedness (excluding any required payment of interest with respect to such Permitted Convertible Indebtedness and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Indebtedness (including, for the avoidance of doubt, the case where there is no Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness), the payment of such excess cash shall constitute a Restricted Payment notwithstanding this clause (i); and (ii) any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall not constitute a Restricted Payment; provided that, to the extent cash is required to be paid under a Permitted Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by the Lead Borrower (or its Affiliate) (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash (any such payment, a “Cash Settlement Payment”) shall constitute a Restricted Payment notwithstanding this clause (ii).

Notwithstanding the foregoing, the Lead Borrower may repurchase, exchange or induce the conversion of Permitted Convertible Indebtedness by delivery of shares of the Lead Borrower’s common stock and/or a different series of Permitted Convertible Indebtedness (which series (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted and (y) has terms, conditions and covenants that are no less favorable to the Lead Borrower than the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted (as determined by the board of directors of the Lead Borrower, or a committee thereof, in good faith)) (any such series of Permitted Convertible Indebtedness, “Refinancing Convertible Notes”) and/or by payment of cash (in an amount that does not exceed the proceeds received by the Lead Borrower from the substantially concurrent issuance of shares of the Lead Borrower’s common stock and/or Refinancing Convertible Notes plus the net cash proceeds, if any, received by the Lead Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted, the Lead Borrower shall (and, for the avoidance of doubt, shall be permitted under this Section 6.07 to) exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Indebtedness that are so repurchased, exchanged or converted.

SECTION 6.08. Accounting Changes. Make or permit any change in the Fiscal Year of the Lead Borrower.

SECTION 6.09. Speculative Transactions. Enter into, or permit any Subsidiary of the Lead Borrower to enter into, any Hedge Agreements that are not in the ordinary course of business and entered into for speculative purposes.

SECTION 6.10. Anti-Corruption; Sanctions Laws and Regulations.

(a) Engage in any transaction, or knowingly permit any of its Subsidiaries to engage in any transaction, that violates any of the applicable prohibitions set forth in any applicable Sanctions Laws and Regulations.

(b) Use any funding or proceeds from this Agreement (or lend, contribute or otherwise make any such funding or proceeds available to any Subsidiary, joint venture partner or other person):

(i) in connection with any transaction relating directly or indirectly to any Designated Person or in a Sanctioned Country; or

(ii) in violation of applicable Anti-Corruption Laws or applicable Sanctions Laws and Regulations, or in a manner that causes any Lender to violate any applicable Sanctions Laws and Regulations.

(c) Permit any of the funds or assets of any Borrower that are used to repay or prepay any Facility under this Agreement to constitute property of, or to be beneficially owned by, any Designated Person, or be obtained or derived from transactions with or relating to countries subject to U.S., EU or United Kingdom economic sanctions or that violate prohibitions set forth in any applicable Anti-Corruption Laws or Sanctions Laws and Regulations. The Lead Borrower shall not (and shall ensure that no other Loan Party will) fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Corruption Laws or Sanctions Laws and Regulations.

(d) (i) Permit any Designated Person to obtain or allow to continue any direct or indirect interest in the Lead Borrower or any Subsidiary of the Lead Borrower and (ii) obtain or allow to continue any direct or indirect interest in any Designated Person by the Lead Borrower or any Subsidiary of the Lead Borrower; provided that this clause (d) shall not be applicable to any public shareholders of the Lead Borrower other than the Equity Investors and their Affiliates.

The foregoing clause (b) of this Section 6.10 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (x) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (y) any similar blocking or anti-boycott law in the United Kingdom.

SECTION 6.11. Centre of Main Interests. No Designated Subsidiary Borrower incorporated in England and Wales, the Netherlands, Luxembourg or Ireland (if any) shall take any positive action to deliberately change the location of its Centre of Main Interests.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a) (i) the Lead Borrower and the relevant Designated Subsidiary Borrower shall fail to pay, in the currency required hereunder, any principal of any Loan when the same shall become due and payable or (ii) the Lead Borrower shall fail to pay, in the currency required hereunder, any interest on any Loan, or any Loan Party shall fail to make any other payment, in the currency required hereunder, under any Loan Document, in each case under this clause (ii), within three Business Days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers or directors) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.09, 5.10, 5.11, 5.12(a) or 5.13 or in Article VI; or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 15 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to any Borrower by the Administrative Agent or any Lender; or

(e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $150,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided that, this clause (e) shall not apply to any redemption, exchange, repurchase, conversion or settlement with respect to any Permitted Convertible Indebtedness, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default; or

(f) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment, arrangement or composition for the benefit of creditors (with respect to any UK Borrower only, in respect of all or any class of its debts), or any Loan Party or any of its Subsidiaries whose Relevant Jurisdiction is the Federal Republic of Germany is unable to pay its debts as and when they fall due (zahlungsunfähig), over-indebted (überschuldet) or subject to imminent illiquidity (drohende Zahlungsunfähigkeit) (all within the meaning of Sections 17 to 19, inclusive, of the German Insolvency Act (Insolvenzordnung)); or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking the liquidation, examinership, administration, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Loan Party or Subsidiary or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, administrator, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $150,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any nonmonetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any provision of any Loan Document after delivery thereof pursuant to Section 4.01, 4.02 or 6.10 shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it in any material respect, or any such Loan Party shall so state in writing; or

(j) a Change of Control shall occur; or

(k) a moratorium is declared in respect of the indebtedness of any UK Borrower (or any class thereof); or

(l) any ERISA Event shall have occurred with respect to a Plan and the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event exceeds $150,000,000; or

(m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $150,000,000; or

(n) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or is being terminated, within the meaning of Title IV of ERISA, and as a result of such insolvency or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then insolvent or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such insolvency or termination occurs by an amount exceeding $150,000,000; or

(o) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms, or the Lead Borrower or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms.

SECTION 7.02. Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to the Lead Borrower described in Section 7.01(f)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Lead Borrower, take any or all of the following actions, at the same or different times:

(a) terminate the Revolving Commitments and thereupon the Revolving Commitments shall terminate immediately;

(b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Lead Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Lead Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and applicable law.

If an Event of Default described in Section 7.01(f) occurs with respect to the Lead Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under any other Loan Document, shall automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Lead Borrower.

SECTION 7.03. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice hereof to the Administrative Agent by the Lead Borrower or the Required Lenders all payments received on account of the Obligations shall, subject to Section 2.22, be applied by the Administrative Agent as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.12(c) payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest) payable to the Lenders and the other holders of the Obligations (including fees and disbursements and other charges of counsel to the Lenders payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and (B) to any other amounts owing with respect to Banking Services Obligations and Swap Obligations, in each case, ratably among the Lenders and any other applicable holders of the Obligations in proportion to the respective amounts described in this clause (iv) payable to them;

(v) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the other holders of the Obligations based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Lead Borrower or as otherwise required by law.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Authorization and Action.

(a) Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Lead Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of Obligations other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) [reserved]; and

(iii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of the Syndication Agent, any Co-Documentation Agent, any Bookrunner or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other holder of the Obligations to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or any other holder of the Obligations, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g) The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders, and, except solely to the extent of the Lead Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Lead Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each holder of the Obligations, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.

SECTION 8.02. Administrative Agent’s Reliance, Indemnification, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Lead Borrower or a Lender and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items)

expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any claim, liability, loss, cost or expense suffered by the Lead Borrower, any Subsidiary or any Lender as a result of, any determination of the Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or any Dollar Amount thereof.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Lead Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03. Posting of Communications.

(a) The Lead Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Lead Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Lead Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND,

EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, THE SYNDICATION AGENT, ANY CO-DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT OF DIRECT OR ACTUAL DAMAGES AS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION AND BY A FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY.

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders and the Lead Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders”, “Required Term Lenders” “Required Revolving Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, the Required Term Lenders or the Required Revolving Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Lead Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 8.05. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Lead Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor

Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Lead Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Lead Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.06. Acknowledgements of Lenders.

(a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, the Syndication Agent, any Co-Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder, and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, the Syndication Agent, any Co-Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Lead Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Lead Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Lead Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 8.07. Reserved.

SECTION 8.08. Reserved.

SECTION 8.09. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Lead Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such

Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers, the Syndication Agent, the Co-Documentation Agents or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Lead Borrower or any other Loan Party, that none of the Administrative Agent, or the Arrangers, the Syndication Agent, the Co-Documentation Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and each Arranger, the Syndication Agent and each Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Lead Borrower, to it at 2711 Centerville Road, Suite 400, Wilmington, DE 19808, Attention of Chief Counsel (Telephone No. (302)252-9160);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor L2, Chicago, Illinois 60603, Attention of Charitra Shetty (Telecopy No. (888)499-5663), with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 9, Chicago, Illinois 60603, Attention of Erik Barragan (Telecopy No. (877) 221-4010; Telephone No. (312) 325-3374);

(iii) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor L2, Chicago, Illinois 60603, Attention of Charitra Shetty (Telecopy No. (888)499-5663); and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lead Borrower, any other Loan Party and the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Lead Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20 with respect to an Incremental Amendment, as provided in Section 2.23 with respect to the extension of any Applicable Maturity Date, as provided in Section 2.14(b) and (c) and Section 9.02(f) below, or pursuant to any fee letter entered into by the Lead Borrower in connection with this Agreement, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Lead Borrower and the Required Lenders or by the Lead Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that (x) no amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall constitute a reduction in the rate of interest or fees for purposes of this clause (ii) even if the effect of such amendment or modification would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Lead Borrower to pay interest or any other amount at the applicable default rate set forth in Section 2.13(c) or to amend Section 2.13(c)), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby (other than (x) any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11(b), which shall only require the approval of the Required Revolving Lenders, and (y) with respect to the matters set forth in clauses (ii)(x) and (ii)(y) above), (iv) change Section 2.09(c) or 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.22(b) or 7.03 without the written consent of each Lender, (vi) waive any condition set forth in Section 4.02 in respect of the making of a Revolving Loan without the written consent of the Required Revolving Lenders (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.02) or any other Loan Document, including any amendment of any affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of a condition set forth in Section 4.02 for purposes of this Section 9.02), (vii) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Term Lenders”, “Required Term Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or each Lender of such Class, as applicable) (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Loans are included on the Effective Date), or (viii) (x) release the Lead Borrower from its obligations under Article X, (y) release any Designated Subsidiary Borrower from its obligations hereunder, except in connection with (1) the termination of a Designated Subsidiary Borrower’s status as such under Section 2.24, (2) a merger or consolidation permitted under Section 6.04 or a Disposition permitted under Section 6.05 (provided that, in the case of the foregoing clauses (1), (2) and (3), the Loan Obligations of the applicable Designated Subsidiary Borrower shall have been paid and satisfied in full in cash in accordance with Section 2.11(d)) or (z) release all or substantially all of the Guarantors from their obligations under the Guaranty, in each case, without the written consent of each Lender or (ix) subordinate the Obligations hereunder to any other Debt or other obligations without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lender hereunder without the prior written consent of the Administrative Agent or the Swingline Lender, as the case may be (it being understood that any change to Section 2.22 shall require the consent of the Administrative Agent and the Swingline Lender). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Lead Borrower (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the initial Term Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required

Lenders and Lenders (it being understood and agreed that any such amendment (i) in connection with new Commitments or increases to the Commitments and/or Incremental Term Loans in accordance with Section 2.20 or (ii) in connection with any extension in accordance with Section 2.23 shall, in any such case, require solely the consent of the parties prescribed by such Section and shall not require the consent of the Required Lenders).

(d) Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the Lead Borrower and the Revolving Lenders to amend the definition of “Agreed Currencies”, “Relevant Rate” or “Relevant Screen Rate” solely to add additional currency options (to the extent complying with clause (i) of the definition of Agreed Currencies) and the applicable interest rate with respect thereto.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Lead Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Lead Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the Lead Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Lead Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender and (iii) such Non-Consenting Lender shall have received the outstanding principal amount of its Loans. Each party hereto agrees that (a) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Lead Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(f) Notwithstanding anything to the contrary herein, if the Administrative Agent and the Lead Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Lead Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(g) In connection with the designation of a Designated Subsidiary Borrower in accordance with Section 2.24 of this Agreement, the Administrative Agent and the Lead Borrower may amend the Loan Documents to address local law considerations to the extent reasonably necessary or customary in the applicable jurisdiction, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Lead Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements and other charges of one firm of counsel and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case, for the Administrative Agent and its Affiliates), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent (and, to the extent reasonably required by the Administrative Agent, one firm of local counsel for the Administrative Agent in each applicable jurisdiction) and one counsel for all of the other Lenders (and, to the extent reasonably required by the Lenders, up to one firm of local counsel for all of the other Lenders in each applicable jurisdiction), unless a Lender or its counsel reasonably determines that it would create actual or potential conflicts of interests to not have individual counsel, in which case similarly affected Lenders may have one additional firm of counsel) in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses (subject to the foregoing limitations with respect to legal fees and expenses) incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Lead Borrower shall indemnify the Administrative Agent, each Arranger, the Syndication Agent, each Co-Documentation Agent, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (limited, in the case of legal expenses, to the reasonable and documented out-of-pocket fees, charges and disbursements of one firm of counsel as primary counsel and, to the extent reasonably required, a single firm of local counsel in each applicable jurisdiction for the Indemnitees, taken as a whole, and, in the event of an actual or reasonably perceived conflict of interest (as determined by the applicable Indemnitee), one additional firm of counsel to each group of similarly affected Indemnitees) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Lead Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Lead Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by the Lead Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the willful misconduct, bad faith or gross negligence of such Indemnitee or (y) a material breach of such Indemnitee’s express obligations under the applicable Loan Documents or (ii) have resulted from any dispute solely among Indemnitees (not arising as a result of any act or omission by any Loan Party or any Subsidiaries or Affiliates), other than any dispute involving claims against any Credit Party in its capacity as, or in fulfilling its role as, the Administrative Agent, the Swingline Lender, a lead arranger, bookrunner, agent or any similar role under or in connection with this Agreement. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Lead Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, and each Revolving Lender severally agrees to pay to Swingline Lender such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Lead Borrower’s failure to pay any such amount shall not relieve the Lead Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, and subject to the last sentence of this Section 9.03(d), no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than damages that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such party. To the extent permitted by applicable law, no Indemnitee shall assert against any Loan Party and no Loan Party shall assert against any Indemnitee, and each Indemnitee and Loan Party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of proceeds thereof. Notwithstanding the foregoing, nothing contained in this Section 9.03(d) shall limit the Lead Borrower’s indemnity obligations to the extent set forth in Section 9.03(b).

(e) All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Lead Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Lead Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Lead Borrower (provided that the Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided, further, that no consent of the Lead Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for any assignment as contemplated by Section 9.04(d); and

(C) the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of Revolving Commitments and Revolving Loans) or $1,000,000 (in the case of a Term Loan) unless each of the Lead Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Lead Borrower shall be required if a Specified Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption, (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants or (z) to the extent applicable, the assignment documentation described in Section 9.04(b), in each case together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Lead Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Lead Borrower, any of its Subsidiaries or any of its Affiliates, except, in each case, in connection with any assignment pursuant to Section 9.04(d), or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Lead Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Lead Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, the Lead Borrower, the Administrative Agent or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Lead Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Lead Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation or information required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Lead Borrower’s request and expense, to use reasonable efforts to cooperate with the Lead Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Lead Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Notwithstanding anything to the contrary contained in this Section 9.04 or any other provision of this Agreement or any other Loan Document, any Lender or any of its Affiliates shall have the right, but shall not be obligated to, at any time assign all or a portion of its Term Loans to the Lead Borrower, any of its Subsidiaries and/or any of its Affiliates in connection with any transaction pursuant to which Term Loans of the Lead Borrower will be exchanged with any retained Equity Interests in ESAB pursuant to an Assignment and Assumption or other assignment documentation reasonably agreed to by the

Lead Borrower and such Lender and, in each case, delivered to the Administrative Agent. Following any assignment of Term Loans pursuant to this Section 9.04(d), the Term Loans so assigned shall, automatically and without further action by any Person, be deemed retired and cancelled for all purposes and no longer outstanding (and may not be reassigned by the Lead Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (i) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (iii) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Term Loans assigned and retired and cancelled pursuant to this Section 9.04(d), the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so assigned, retired and cancelled and the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 2.18(d) shall not apply to any assignments made pursuant to this Section 9.04(d).

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Lead Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Lead Borrower and each other Loan Party hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Lead Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agree that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waive any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (iv) waive any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Lead Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Lead Borrower against any and all of the obligations of the Lead Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Lead Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(d) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each of the parties hereto (other than Designated Subsidiary Borrowers) hereby irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(f) Without prejudice to any other mode of service allowed under any relevant law, each Designated Subsidiary Borrower: (i) irrevocably appoints the Lead Borrower as its agent for service of process in relation to any proceedings before the courts of the state of New York in connection with any Loan Document and (ii) agrees that failure by a process agent to notify the Designated Subsidiary Borrower of the process will not invalidate the proceedings concerned. Each Designated Subsidiary Borrowers expressly agrees and consents to the provisions of this Section 9.09(f).

(g) Each Party acknowledges and accepts that, if a Party is represented by an attorney in connection with the signing and/or execution of this Agreement or any other agreement, deed or document referred to in this Agreement or made pursuant to this Agreement, and the power of attorney is governed by Dutch law, that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of its authority shall be governed by Dutch law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Lead Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Lead Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service

Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Lead Borrower or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Lead Borrower. For the purposes of this Section, “Information” means all information received from the Lead Borrower relating to the Lead Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Lead Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LEAD BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE LEAD BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LEAD BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE LEAD BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 9.14. Release of Subsidiary Guarantors.

(a) A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents (i) pursuant to the terms of Section 10.08, and (ii) upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, in the case of clause (ii) above, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section (including pursuant to clause (b) below), the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to)

execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent except as may otherwise be expressly agreed in writing by the Administrative Agent and such Loan Party.

(b) Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Lead Borrower, release any Subsidiary Guarantor from its obligations under the Guaranty if (i) such Subsidiary Guarantor is no longer a Subsidiary or becomes an Excluded Subsidiary or is otherwise not required pursuant to the terms of this Agreement to provide the Guaranty or (ii) such release is approved, authorized or ratified by the requisite Lenders pursuant to Section 9.02.

SECTION 9.15. Reserved.

SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17. No Fiduciary Duty, etc.

(a) The Lead Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Lead Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Lead Borrower or any other person. The Lead Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Lead Borrower acknowledges and agrees that no Credit Party is advising the Lead Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Lead Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Lead Borrower with respect thereto.

(b) The Lead Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Lead Borrower, its Subsidiaries and other companies with which the Lead Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Lead Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Lead Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Lead Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Lead Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Lead Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Lead Borrower or any of its Subsidiaries, confidential information obtained from other companies.

SECTION 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

Guaranty

SECTION 10.01. Guaranty, Limitation of Liability.

(a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or by acceleration, demand or otherwise, of all Obligations now or hereafter existing (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”). Each Guarantor agrees to pay any and all expenses (including, without limitation, reasonable, documented and out-of-pocket fees and expenses of counsel) incurred by the Administrative Agent or any Lender Party in enforcing any rights against such Guarantor under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations, in each case that would be owed by the Lead Borrower and the other Loan Parties, respectively, to any Lender Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Lead Borrower or other Loan Party.

(b) Each Guarantor and each Lender Party hereby confirms that it is the intention of all such Persons that the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law or other applicable law to the extent applicable to the Guaranty and the Obligations of such Guarantor hereunder. To effectuate the foregoing intention, each Lender Party and each Guarantor hereby irrevocably agree that the Obligations of each Guarantor with respect to the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under the Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party with respect to the Guaranty, such Guarantor will contribute, to the maximum extent permitted by applicable Law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents.

(d) The Guaranty contained herein is a guarantee of payment and not of collection.

SECTION 10.02. Guaranty Absolute.

To the fullest extent permitted pursuant to applicable Law, each Guarantor guarantees that the Guaranteed Obligations guaranteed by it will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto. The Obligations of each Guarantor under or in respect of the Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce the Guaranty, irrespective of whether any action is brought against the Lead Borrower or any other Loan Party or whether the Lead Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under the Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(e) the failure of any other Person to execute or deliver any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(f) to the fullest extent permitted by applicable Law, any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

The Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Lead Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 10.03. Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and the Guaranty and any requirement that the Administrative Agent or any Lender exhaust any right or take any action against any Loan Party or any other Person.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke its Obligations with respect to the Guaranty and acknowledges that such Obligations are continuing in nature and apply to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, recourse, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Administrative Agent or any Lender.

(e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 10.02 and this Section 10.03 are knowingly made in contemplation of such benefits.

SECTION 10.04. Subrogation.

Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Lead Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of the Guaranty or any Loan Document, including, without limitation, any right of subrogation, recourse, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any of the Administrative Agent or the Lender against the Lead Borrower, any other Loan Party or any other insider guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Lead Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under the Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated; provided that each Guarantor may make any necessary filings solely to preserve its claims against the Lead Borrower, other Loan Party or other insider guarantor. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under the Guaranty and (b) the date on which the Commitments shall have been terminated in whole, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under the Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) any Guarantor shall make payment to any of the Administrative Agent or the Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under the Guaranty shall have been paid in full in cash and (iii) the Commitments shall have been terminated in whole, the Administrative Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 10.05. Guaranty Supplements.

(a) The Lead Borrower may at any time have additional Subsidiaries joined as Guarantors by execution and delivery of a Guaranty Supplement, together with such customary certificates, evidences of authority and opinions of counsel as the Administrative Agent may reasonably request in connection therewith.

(b) Upon the execution and delivery by any Person of a Guaranty Supplement, (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement or any other Loan Document to a “Guarantor,” shall also mean and be a reference to such Additional Guarantor and (b) each reference herein to “the Guaranty,” “hereunder,” “hereof” or words of like import referring to the Guaranty under this Article X, and each reference in any Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to the Guaranty, shall mean and be a reference to the Guaranty as supplemented by such Guaranty Supplement.

SECTION 10.06. Subordination.

Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 10.06:

(a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Debtor Relief Laws relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Laws relating to any other Loan Party), however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. Each Guarantor agrees that in any proceeding under any Debtor Relief Laws relating to any other Loan Party, the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Laws, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Laws relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Laws relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 10.07. Continuing Guaranty; Assignments.

Subject to Section 10.08 below, the Guaranty under this Article X is a continuing guaranty and shall remain in full force and effect until satisfaction of the Termination Date Conditions.

SECTION 10.08. Guaranty Fallaway Provision.

Notwithstanding anything to the contrary set forth herein, upon evidence being provided by the Lead Borrower to the Administrative Agent confirming that the Lead Borrower has obtained a “corporate family” or “company” rating of at least BBB- from S&P or at least Baa3 from Moody’s, the Guarantee of the Subsidiary Guarantors contained in this Article X shall be automatically released and each reference to the Guarantee of the Subsidiary Guarantors contained in this Article X shall, so long as no Default is in existence and continuing at such time, be deemed to be of no further force and effect; provided that, if the Lead Borrower shall at any time after the initial achievement of such investment grade rating fail to maintain such rating from at least one of S&P or Moody’s, each Wholly-Owned Domestic Subsidiary (other than any Excluded Subsidiary) shall be required to deliver a Guaranty Supplement at such time, on substantially the same terms as the Guaranty or Guaranty Supplement previously delivered by such Subsidiary and together with any certificates, corporate authorizations, legal opinions and other documentation reasonably required by the Administrative Agent. It is hereby understood and agreed that this Section 10.08 shall not, in any event, effect the release of the Guarantee of the Lead Borrower contained in this Article X, which shall remain in effect during the entire term of this Agreement.

SECTION 10.09. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.09 or otherwise under the Guaranty under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.09 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.09 constitute, and this Section 10.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 10.10. Limitations; Luxembourg.

(a) Notwithstanding any provisions to the contrary in any Loan Document, the aggregate obligations and liabilities of any Luxembourg Loan Party under this Agreement for the obligations of any Loan Party in which the relevant Luxembourg Loan Party has no direct or indirect equity interest, shall be limited at any time to a maximum amount not exceeding ninety-five percent (95%) of the sum of such Luxembourg Loan Party’s “capitaux propres” (as referred to in Annex I to the Grand-Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Law of 19 December 2002 on the register of commerce and companies and the accounting and annual accounts of undertakings, as amended) (the “Own Funds”) and such Luxembourg Loan Party’s debt which is subordinated in right of payment (whether generally or specifically) to any claim of any Lender under any of the Loan Documents (the “Lux Subordinated Debt”), as determined on the basis of the then latest available annual accounts of such Luxembourg Loan Party duly established in accordance with applicable accounting rules, as at the date on which the Guarantee under this Agreement is called.

(b) Where for the purpose of the determination above, no duly established annual accounts are available for the relevant reference period (which, for the avoidance of doubt, includes a situation where, in respect of the determination to be made under paragraph (a) above no final annual accounts have been established in due time in respect of the then most recently ended financial year) the relevant Luxembourg Loan Party shall, promptly, establish unaudited interim accounts (as of the date of the end of the then most recent financial quarter) or annual accounts (as applicable) duly established in accordance with applicable accounting rules, pursuant to which the relevant Luxembourg Loan Party’s Own Funds and Lux Subordinated Debt will be determined. If the relevant Luxembourg Loan Party fails to provide such unaudited interim accounts or annual accounts (as applicable) within 30 Business Days as from the request of the Lenders, the Lenders may appoint an independent auditor (réviseur d’entreprises agréé) or an independent reputable investment bank which shall undertake the determination of the relevant Luxembourg Loan Party’s Own Funds and Lux Subordinated Debt. In order to prepare such determination, the independent auditor (réviseur d’entreprises agréé) or the independent reputable investment bank shall take into consideration such available elements and facts at such time, including without limitation, the latest annual accounts of such Luxembourg Loan Party and any entities in which it has a direct or indirect equity interest, any recent valuation of the assets of such Luxembourg Loan Party and any entities in which it has a direct or indirect equity interest (if available), the market value of the assets of such Luxembourg Loan Party and any entities in which it has a direct or indirect equity interest as if sold between a willing buyer and a willing seller as a going concern using a standard market multi criteria approach combining market multiples, book value, discounted cash flow or comparable public transaction of which price is known (taking into account circumstances at the time of the valuation and making all necessary adjustments to the assumption being used) and acting in a reasonable manner.

(c) The above limitation shall not apply to any amounts borrowed under any Loan Document and in each case made available, in any form whatsoever, to such Luxembourg Loan Party or any entity in which it has a direct or indirect equity interest.

(d) In any event, the guarantee granted by any Luxembourg Loan Party under this Agreement or in any other Finance Document shall not include any obligations or liabilities if this would constitute (i) a breach of the provisions on financial assistance as set out in article 430-19 of the Luxembourg law on commercial companies dated 10 August 1915, as amended or (ii) a misuse of corporate assets (abus de biens sociaux) as defined in article 1500-11 of the Luxembourg law on commercial companies dated 10 August 1915, as amended.

SECTION 10.11. Limitations; UK. A guaranty under this Article X from any Guarantor incorporated in England and Wales does not apply to any liability to the extent that it would result in this guaranty constituting unlawful financial assistance within the meaning of sections 678 or 679 of the UK Companies Act 2006 and, with respect to any Additional Guarantor incorporated in England and Wales, is subject to any limitations set out in the Guaranty Supplement applicable to such Additional Guarantor.

[Reminder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COLFAX CORPORATION
(to be renamed Enovis Corporation)

By:	/s/ Carlos Carvalho
Name: Carlos Carvalho
Title: Vice President Finance and Treasurer

GUARANTORS:

DJO CONSUMER, LLC
DJO FINANCE LLC
DJO GLOBAL, INC.
DJO, LLC
ELASTIC THERAPY, LLC
EMPI, INC.
ENCORE MEDICAL GP, LLC
ENCORE MEDICAL PARTNERS, LLC
LITECURE LLC
MEDSHAPE, INC.
SURGI-CARE, INC.
TRILLIANT SURGICAL, LLC

By:	/s/ Carlos Carvalho
Name:	Carlos Carvalho
Title:	Vice President and Treasurer

ENCORE MEDICAL, L.P.
By: Encore Medical GP, LLC, its general partner

By:	/s/ Daniel A. Pryor
Name:	Daniel A. Pryor
Title:	Vice President

Signature Page to Credit Agreement

Enovis Corporation

JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Lender and Swingline Lender

By:	/s/ Erik Barragan
Name: Erik Barragan
Title: Authorized Officer

Signature Page to Credit Agreement

Enovis Corporation

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Marc Maslanka
Name: Marc Maslanka
Title: Director

Signature Page to Credit Agreement

Enovis Corporation

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Charles Johnston
Name: Charles Johnston
Title: Authorized Signatory

Signature Page to Credit Agreement

Enovis Corporation

BANK OF MONTREAL, as a Lender

By:	/s/ Andrew Berryman
Name: Andrew Berryman
Title: Director

Signature Page to Credit Agreement

Enovis Corporation

BNP PARIBAS, as a Lender

By:	/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By:	/s/ Nicolas Doche
Name:	Nicolas Doche
Title:	Vice President

Signature Page to Credit Agreement

Enovis Corporation

CITIZENS BANK, N.A., as a Lender

By:	/s/ Leslie D. Broderick
Name: Leslie D. Broderick
Title: Senior Vice President

Signature Page to Credit Agreement

Enovis Corporation

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Darin Mullis
Name:	Darin Mullis
Title:	Managing Director

Signature Page to Credit Agreement

Enovis Corporation

CITIBANK, N.A., as a Lender

By:	/s/ James D. Riley, Jr.
Name:	James D. Riley, Jr.
Title:	Authorized Signer

Signature Page to Credit Agreement

Enovis Corporation

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Shibani Faehnle
Name: Shibani Faehnle
Title: Vice President

Signature Page to Credit Agreement

Enovis Corporation

MORGAN STANLEY BANK, N.A., as a Lender

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

Signature Page to Credit Agreement

Enovis Corporation

MUFG BANK, LTD., as a Lender

By:	/s/ Teuta Ghilaga
Name: Teuta Ghilaga
Title: Director

Signature Page to Credit Agreement

Enovis Corporation

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ David Notaro
Name: David Notaro
Title: Senior Vice President

Signature Page to Credit Agreement

Enovis Corporation

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kyle Patterson
Name: Kyle Patterson
Title: Senior Vice President

Signature Page to Credit Agreement

Enovis Corporation

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Ken Chin
Name: Ken Chin
Title: Director

By:	/s/ Dionne Robinson
Name: Dionne Robinson
Title: Associate Director

Signature Page to Credit Agreement

Enovis Corporation

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Colfax Corporation (to be renamed Enovis Corporation)

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of April 4, 2022 among Colfax Corporation (to be renamed Enovis Corporation), the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto

6.	Assigned Interest:

[1]	Select as applicable.

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

[6. The Assignee confirms for the benefit of the Administrative Agent and without liability to any Borrower, that it is [not a UK Qualifying Lender] [a UK Qualifying Lender (other than a UK Treaty Lender)] [(a UK Treaty Lender]].4

7. [The Assignee confirms that the person beneficially entitled to interest payable to that Assignee in respect of an advance under a Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes or (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA 2009 or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA 2009) of that company.]5

8. [The Assignee confirms that it holds a passport under the HM Revenue and Customs DT Treaty Passport scheme (reference number [            ]) and is tax resident in [            ]6, so that interest payable to it by borrowers is generally subject to full exemption from United Kingdom withholding tax and requests that the Lead Borrower notify:

(i) each UK Borrower which is a party to the Credit Agreement as a Borrower as at the date of this Assignment and Assumption; and

(ii) each UK Borrower which becomes a Borrower after the date of this Assignment and Assumption,

that it wishes that scheme to apply to the Credit Agreement.]7

Effective Date:                                 , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment”, “Term Loans”, etc.).
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	Delete as applicable – each Assignee is required to confirm which of these three categories it falls within.
[5]	Insert if Assignee comes within clause (a)(ii) of the definition of UK Qualifying Lender.
[6]	Insert jurisdiction of tax residence.
[7]	Include if the Assignee holds a passport under the HM Revenue and Customs DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

2

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Lead Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent [and Swingline Lender]

By:
Title:

[Consented to:][8]

COLFAX CORPORATION (to be renamed ENOVIS CORPORATION)

By:
Title:

[8]	To be added only if the consent of the Lead Borrower is required by the terms of the Credit Agreement.

3

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Lead Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Lead Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any other Lender or any of their respective Related Parties, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger, the Syndication Agent, any Co-Documentation Agent, the Assignor or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B

LIST OF CLOSING DOCUMENTS1

COLFAX CORPORATION (to be renamed ENOVIS CORPORATION)

CREDIT FACILITIES

April 4, 2022

A. LOAN DOCUMENTS

1.

Credit Agreement (the “Credit Agreement”) by and among Colfax Corporation, a Delaware corporation (to be renamed Enovis Corporation) (the “Lead Borrower”), the other Loan Parties from time to time parties thereto, the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility in an aggregate principal amount of $900,000,000, and a term loan facility in an aggregate principal amount of $900,000,000.

SCHEDULES

Schedule 2.01	—	Commitments

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	List of Closing Documents
Exhibit C	—	Form of Solvency Certificate
Exhibit D-1	—	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit D-2	—	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit D-3	—	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit D-4	—	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit E-1	—	Form of Borrowing Request
Exhibit E-2	—	Form of Interest Election Request
Exhibit F	—	Form of Guaranty Supplement
Exhibit G	—	Form of Compliance Certificate
Exhibit H	—	Form of Designated Subsidiary Borrower Request and Assumption Agreement
Exhibit I	—	Form of Designated Subsidiary Borrower Notice

2.	Notes executed by the Lead Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(g) of the Credit Agreement.

[1]

Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the below-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Lead Borrower and/or Borrower’s counsel.

B. CORPORATE DOCUMENTS

3.

Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Lead Borrower) authorized to request a Borrowing under the Credit Agreement.

4.

Good Standing Certificate (or analogous documentation if applicable) for each Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.

C. OPINIONS

5.	Opinion of Allen & Overy LLP, counsel for the Loan Parties.

D. CLOSING CERTIFICATES AND MISCELLANEOUS

6.

A Certificate signed by the President, a Vice President or a Financial Officer of the Lead Borrower confirming compliance with the conditions set forth in Sections 4.01(h), (j) and (k) and Sections 4.02(a) and (b).

7.

Payoff documentation providing evidence satisfactory to the Administrative Agent that the Existing Credit Agreement has been terminated and cancelled (along with all of the agreements, documents and instruments delivered in connection therewith) and all Indebtedness owing thereunder has been repaid.

2

EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

[__________], 20[__]

This Solvency Certificate is being executed and delivered pursuant to Section 4.01(i) of the Credit Agreement (the “Credit Agreement”), dated as of April 4, 2022, among Colfax Corporation (to be renamed Enovis Corporation) (the “Lead Borrower”), the other Loan Parties from time to time party thereto, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as the administrative agent; the terms defined therein being used herein as therein defined.

I, [__________], the chief financial officer of the Lead Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Lead Borrower and that I am generally familiar with the businesses and assets of the Lead Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Lead Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Lead Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, with respect to the Lead Borrower and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Lead Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets of the Lead Borrower and its Subsidiaries, taken as a whole; (b) the capital of the Lead Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Lead Borrower and its Subsidiaries, taken as a whole, contemplated on the date hereof and (c) the Lead Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title:	Chief Financial Officer

EXHIBIT D-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 4, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Colfax Corporation (to be renamed Enovis Corporation) (the “Lead Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Lead Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Lead Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Lead Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lead Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Lead Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: __________, 20[__]

EXHIBIT D-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 4, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Colfax Corporation (to be renamed Enovis Corporation) (the “Lead Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Lead Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Lead Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[__]

EXHIBIT D-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 4, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Colfax Corporation (to be renamed Enovis Corporation) (the “Lead Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Lead Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Lead Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[__]

EXHIBIT D-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 4, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Colfax Corporation (to be renamed Enovis Corporation) (the “Lead Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Lead Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Lead Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Lead Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lead Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Lead Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[__]

EXHIBIT E-1

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

10 South Dearborn, Floor L2

Chicago, Illinois 60603

Attention: Charitra Shetty

Facsimile: (888) 499-566310

With a copy to:

JPMorgan Chase Bank, N.A.

10 South Dearborn Street, Floor 9

Chicago, Illinois 60603

Attention: Erik Barragan

Facsimile: (877) 221-4010

Re: Colfax Corporation	[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of April 4, 2022 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Colfax Corporation (to be renamed Enovis Corporation) (the “Lead Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Lead Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection the Lead Borrower specifies the following information with respect to such Borrowing requested hereby:

1.	The requested Borrowing is in respect of [the Revolving Commitment][the Term Loan Commitment].

2.	Aggregate principal amount of Borrowing:[11] __________

3.	Date of Borrowing (which shall be a Business Day): __________

4.	Type of Borrowing (ABR, RFR or Term Benchmark): __________

[10]	If request is in respect of Revolving Loans in a Foreign Currency, please replace this address with the London address from Section 9.01(a)(ii).
[11]	Not less than applicable amounts specified in Section 2.02(c).

5.	Interest Period and the last day thereof (if a Term Benchmark Borrowing):[12] __________

6.	Agreed Currency: __________

7.	Location and number of the Lead Borrower’s account or any other account agreed upon by the Administrative Agent and the Lead Borrower to which proceeds of Borrowing are to be disbursed: __________

[Signature Page Follows]

[12]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

The undersigned hereby represents and warrants that the conditions to lending specified in Section 4.02 of the Credit Agreement are satisfied as of the date hereof.

Very truly yours,

[COLFAX CORPORATION][ENOVIS CORPORATION], as the Lead Borrower

By:
Name:
Title:

EXHIBIT E-2

FORM OF INTEREST ELECTION REQUEST

JPMorgan Chase Bank,

N.A., as Administrative Agent

for the Lenders referred to below

10 South Dearborn

Chicago, Illinois 60603

Attention: Charitra Shetty

Facsimile: (888) 499-56631

Re:	Colfax Corporation

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of April 4, 2022 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Colfax Corporation (to be renamed Enovis Corporation) (the “Lead Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Lead Borrower hereby gives you notice pursuant to Section 2.08 of the Credit Agreement that it requests to [convert][continue] an existing Borrowing under the Credit Agreement, and in that connection the Lead Borrower specifies the following information with respect to such [conversion][continuation] requested hereby:

1.	List date, Type, Class, principal amount, Agreed Currency and Interest Period (if applicable) of existing Borrowing: __________

2.	Aggregate principal amount of resulting Borrowing: __________

3.	Effective date of interest election (which shall be a Business Day): __________

4.	Type of Borrowing (ABR, Term Benchmark or RFR): __________

5.	Interest Period and the last day thereof (if a Term Benchmark Borrowing):[2] __________

6.	Agreed Currency: __________

[Signature Page Follows]

[1]	If request is in respect of Revolving Loans in a Foreign Currency, please replace this address with the London address from Section 9.01(a)(ii).
[2]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Very truly yours,

[COLFAX CORPORATION][ENOVIS CORPORATION], as Lead Borrower

By:
Name:
Title:

EXHIBIT F

FORM OF GUARANTY SUPPLEMENT

THIS GUARANTY SUPPLEMENT (this “Agreement”), dated as of __________, ____, 20__, is entered into between _______________________________, a _________________ (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement dated as of April 4, 2022 (as amended, restated, supplemented and/or otherwise modified from time to time the “Credit Agreement”) among Colfax Corporation, a corporation organized under the laws of Delaware (to be renamed Enovis Corporation) (the “Lead Borrower”), the other Loan Parties party thereto from time to time, the Lenders from time to time party thereto from time to time and the Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Subsidiary Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Subsidiary Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, and (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Sections 10.01, 10.09, 10.10 and 10.11 (as applicable) of the Credit Agreement, hereby guarantees, jointly and severally with the other Subsidiary Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Subsidiary Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

3. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

4. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

5. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

2

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:______,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 4, 2022 (as amended, restated, supplemented and/or otherwise modified from time to time (the “Agreement”); the terms defined therein being used herein as therein defined), among Colfax Corporation, a corporation organized under the laws of Delaware (to be renamed Enovis Corporation) (the “Lead Borrower”), the other Loan Parties party thereto from time to time, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _________________ of Lead Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of Lead Borrower, and that:

[Use the following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 5.12(b) of the Agreement for the Fiscal Year of the Lead Borrower ended as of the above date, together with the report and opinion of an independent public accountant of recognized standing required by such section.

[Use the following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 5.12(c) of the Agreement for the Fiscal Quarter of the Lead Borrower ended as of the above date. Such financial statements have been prepared in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Lead Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Lead Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period each Loan Party performed and observed all its obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned during such fiscal period, each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

5. The financial covenant compliance analyses and information set forth on Schedule 2 attached hereto (and any attachments thereto) are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                                                  ,            .

[COLFAX CORPORATION] [ENOVIS CORPORATION], as Lead Borrower

By:
Name:
Title:

Form of Compliance Certificate

For the Fiscal Quarter/Year ended                 (“Statement Date”)

SCHEDULE 2

to the Compliance

Certificate ($ in 000’s)

I. Section 5.13(a) – Total Leverage Ratio
A. EBITDA[1] (as defined in the Agreement) of Lead Borrower and its Subsidiaries for most recently completed Measurement Period (the “Subject Period”):	$
B. Consolidated Total Debt[2] (as defined in the Agreement) on the last day of the Subject Period	$
C. Total Leverage Ratio (Line I.B/Line I.A):		:1.00

Maximum Total Leverage Ratio permitted on the last day of the Subject Period:		[ ]

II. Section 5.13(b) – Interest Coverage Ratio
A. EBITDA (as defined in the Agreement) of Lead Borrower and its Subsidiaries for the Subject Period (see Line I.A. above):	$
B. Consolidated Interest Charges[3] (as defined in the Agreement) for the Subject Period	$
C. Interest Coverage Ratio (Line II.A./II.B.)		:1.00

Minimum Interest Coverage Ratio permitted on the last day of the Subject Period:		:1.00

[1]	Attach hereto in reasonable detail the calculations required to arrive at EBITDA.
[2]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated Total Debt.
[3]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated Interest Charges.

EXHIBIT H

FORM OF DESIGNATED SUBSIDIARY BORROWER REQUEST

AND ASSUMPTION AGREEMENT

TO:	JPMorgan Chase Bank, N.A., as Administrative Agent

RE:

Credit Agreement (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement) by and among Colfax Corporation (to be renamed Enovis Corporation) (the “Lead Borrower”), certain Subsidiaries of the Lead Borrower party thereto pursuant to Section 2.24 thereof (each, a “Designated Subsidiary Borrower” and, together with the Lead Borrower, the “Borrowers” and each a “Borrower”), the other Loan Parties from time to time parties thereto, the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”)

DATE:	[Date]

Each of [______________________] (the “Designated Subsidiary Borrower”) and the Lead Borrower hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Subsidiary Borrower is a Subsidiary of the Lead Borrower that is organized under the laws of England and Wales, Ireland, Luxembourg or the Netherlands.

The documents required to be delivered to the Administrative Agent under Section 2.24 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

The parties hereto hereby confirm that, with effect from the date of the Designated Subsidiary Borrower Notice for the Designated Borrower, except as expressly set forth in the Credit Agreement, the Designated Subsidiary Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement and other Loan Documents identical to those which the Designated Borrower would have had if the Designated Subsidiary Borrower had been an original party to the Loan Documents as a Borrower. Effective as of the date of the Designated Subsidiary Borrower Notice for the Designated Subsidiary Borrower, the Designated Subsidiary Borrower hereby ratifies, and agrees to be bound by, all representations and warranties, covenants, and other terms, conditions and provisions of the Credit Agreement and the other applicable Loan Documents.

The parties hereto hereby request that the Designated Subsidiary Borrower be entitled to receive Revolving Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Subsidiary Borrower nor the Lead Borrower on its behalf shall have any right to request any Revolving Loans for its account unless and until the date five (5) Business Days after the effective date designated by the Administrative Agent in a Designated Subsidiary Borrower Notice delivered to the Lead Borrower and the Lenders pursuant to Section 2.24 of the Credit Agreement.

[In connection with the foregoing, the Designated Subsidiary Borrower and the Lead Borrower hereby agree as follows with the Administrative Agent, for the benefit of itself and the Lender Parties:

1. The Designated Subsidiary Borrower acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto.

2. The Lead Borrower confirms that the Credit Agreement is, and upon the Designated Subsidiary Borrower becoming a party thereto, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Designated Subsidiary Borrower becoming a Borrower, the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the Designated Subsidiary Borrower under the Credit Agreement and under each other Loan Document.

3. Each of the Lead Borrower and the Designated Subsidiary Borrower agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement and the other Loan Documents in order to effect the purposes of this Designated Subsidiary Borrower Request and Assumption Agreement.]

This Designated Subsidiary Borrower Request and Assumption Agreement (this “Agreement”) shall constitute a Loan Document under the Credit Agreement.

The terms of Sections 9.09 and 9.10 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Designated Subsidiary Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED SUBSIDIARY BORROWER]

By:
Name:
Title:

ENOVIS CORPORATION

By:
Name:
Title:

EXHIBIT I

FORM OF DESIGNATED SUBSIDIARY BORROWER NOTICE

TO:	JPMorgan Chase Bank, N.A., as Administrative Agent

RE:

Credit Agreement (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement) by and among Colfax Corporation (to be renamed Enovis Corporation) (the “Lead Borrower”), certain Subsidiaries of the Lead Borrower party thereto pursuant to Section 2.24 thereof (each, a “Designated Subsidiary Borrower” and, together with the Lead Borrower, the “Borrowers” and each a “Borrower”), the other Loan Parties from time to time parties thereto, the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”)

DATE:	[Date]

The Administrative Agent hereby notifies the Lead Borrower and the Lenders that effective as of the date hereof [_________________________] shall be a Designated Subsidiary Borrower and may receive Revolving Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Subsidiary Borrower Notice (this “Notice”) shall constitute a Loan Document under the Credit Agreement.

This Notice may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Notice by facsimile, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Notice. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Notice and/or any document to be signed in connection with this Notice and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title: